UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
April 23, 2014
Dear Stockholders,
We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Thursday, May 29, 2014 at 10:00 a.m., local time. For your convenience the annual meeting will be conducted via a live webcast at www.virtualshareholdermeeting.com/VG2014. You will be able to attend our annual meeting, vote your shares electronically and submit questions during the annual meeting. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2013 annual report, including our Form 10-K for the year ended December 31, 2013 (without exhibits). We encourage you to read our 2013 annual report, which includes our audited financial statements and information about our operations, markets, and products.
Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by mailing a proxy card or by providing voting instructions to your broker, trustee or nominee will ensure your representation at the annual meeting regardless of whether you attend. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Also, if you plan to attend our annual meeting please see the admission instructions set forth in the Notice of 2014 Annual Meeting of Stockholders.
Thank you for your ongoing support of Vonage. We look forward to your participation in our annual meeting.
Sincerely,
Marc P. Lefar
Chief Executive Officer

VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, May 29, 2014

Place	via live webcast at www.virtualshareholdermeeting.com/VG2014

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect four Class II directors for terms to expire at the 2017 annual meeting of stockholders;

(2)	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	approve our named executive officers' compensation in an advisory vote.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting. The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date
You may vote if you were a stockholder of record at the close of business on April 7, 2014. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2014 annual meeting for a period of 10 days prior to the meeting at our principal executive offices at 23 Main Street, Holmdel, NJ 07733, and electronically during the 2014 annual meeting at www.virtualshareholdermeeting.com/VG2014 when you enter your 12-Digit Control Number.

Proxy Voting
It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If you do not hold your shares of record and you do not plan to attend the meeting, please follow the instructions provided by your broker, trustee or other nominee to ensure that your shares are voted.

By order of the Board of Directors,

Kurt M. Rogers, Corporate Secretary
Holmdel, NJ
April 23, 2014
Important Notice Regarding the Availability of Proxy Materials for Our
Annual Meeting of Stockholders to Be Held on May 29, 2014
The accompanying proxy statement and our 2013 annual report to stockholders are available at http://ir.vonage.com/

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: What information is contained in this proxy statement?	1
Q: What shares can I vote?	1
Q: How many votes am I entitled to per share?	2
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I attend the annual meeting?	2
Q: How can I vote my shares without attending the annual meeting?	3
Q: Can I change my vote?	3
Q: How many shares must be present or represented to conduct business at the annual meeting?	3
Q: What is the voting requirement to approve each of the proposals?	3
Q: What is the effect of not casting a vote?	4
Q: What happens if additional matters are presented at the annual meeting?	4
Q: Who will serve as inspector of elections?	4
Q: What should I do if I receive more than one set of voting materials?	4
Q: What is “householding” and how do I revoke my consent to the householding program?	5
Q: How may I obtain an additional copy of our 2013 annual report and proxy materials?	5
Q: Who will bear the cost of soliciting votes for the annual meeting?	5
Q: What is the deadline to propose actions for consideration at the 2014 annual meeting of stockholders or to nominate individuals to serve as directors?	6

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7
General	7
Board Composition and Nominees	7
Nominees for Terms Expiring in 2017 (Class II Directors)	8
Directors Whose Terms Expire in 2015 (Class III Directors)	9
Directors Whose Terms Expire in 2016 (Class I Directors)	10
Transactions with Related Persons	11
Recommendation of our Board of Directors	12

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
General	12
Auditors' Fees	13
Pre-Approval Policies and Procedures	13
Recommendation of our Board of Directors	13

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	14
Background	14
Recommendation of the Board of Directors	14

CORPORATE GOVERNANCE	15
Governance Principles	15
Board Leadership Structure	15
Risk Management	16
Board Determination of Independence	17
Board Meetings and Attendance	17
Director Attendance at Annual Meeting of Stockholders	17
Director Retirement Age	18
Directors Changing Their Present Job Responsibilities	18
Board Committees	18
Audit Committee	18
Compensation Committee	19

i

ii

VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
PROXY STATEMENT
GENERAL INFORMATION
For Our Annual Meeting of Stockholders to be held on May 29, 2014
Vonage Holdings Corp. (referred to as “we,” “us,” “our,” “the company,” or “Vonage” in this document) has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, May 29, 2014, at 10:00 a.m., local time, via live webcast at www.virtualshareholdermeeting.com/VG2014. If the annual meeting is adjourned or postponed for any reason, the proxies may be used at any adjournments or postponements of the annual meeting. A replay of the webcast will be available on the Investor Relations section of our website through June 30, 2014.
This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 23, 2014. We are also enclosing a copy of our annual report, including our Form 10-K for the year ended December 31, 2013 (without exhibits). We sometimes refer to the year ended December 31, 2013 as “fiscal year 2013” in this proxy statement.
OTHER INFORMATION
Our Form 10-K for fiscal year 2013, as filed with the Securities and Exchange Commission, or SEC, which includes our audited financial statements, is available free of charge on the Investor Relations section of our website at http://ir.vonage.com/ or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (without exhibits), which we will provide to you free of charge, you may: write to Vonage's Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328 or send an email through the Vonage Investor Relations website at http://ir.vonage.com/.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: What information is contained in this proxy statement?
A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2013, and certain other required information.
Q: What shares can I vote?
A: Each share of Vonage common stock issued and outstanding as of the close of business on April 7, 2014, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 212,500,992 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?
A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most Vonage stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner
If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee can provide you information on how to obtain a “legal proxy.” Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.
Q: How can I attend and vote at the annual meeting?
A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on April 7, 2014, or you hold a valid proxy for the annual meeting. We will be hosting the 2014 annual meeting live via webcast. A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder can attend the 2014 annual meeting live via the Internet at www.virtualshareholdermeeting.com/VG2014

•	Webcast starts at 10:00 a.m. local time

•	Stockholders may vote and submit questions while attending the annual meeting on the Internet

•	Please have your 12-Digit Control Number to enter the annual meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VG2014

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/VG2014 on the day of the annual meeting

•	Webcast replay of the annual meeting will be available until June 30, 2014
Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance of the meeting.
Q: How can I vote my shares without attending the annual meeting?
A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.
By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “VOTE BY INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on May 28, 2014. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.
By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “VOTE BY TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, May 28, 2014. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.
By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.
Q: Can I change my vote?
A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage's Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting on the Internet and voting. Attendance at the meeting on the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting while attending the annual meeting on the Internet.
Q: How many shares must be present or represented to conduct business at the annual meeting?
A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?
A: Directors are elected by a plurality of the votes cast. This means that the four Class II candidates for election as directors receiving the highest number of “FOR” votes will be elected. Stockholders cannot cumulate votes in the election of directors. Votes withheld and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.
The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting. Abstentions are considered votes cast and, accordingly, will have the same effect as a vote against the proposal.
The advisory vote to approve executive compensation is not binding. We will consider stockholders to have approved the proposal if there are more votes cast "FOR" the proposal than "AGAINST". Abstentions and broker non-votes will not affect the outcome of the vote.
Q: What is the effect of not casting a vote?
A: If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange rules, brokers would have discretionary voting power with respect to ratification of BDO USA, LLP, but not for the election of directors or the advisory vote to approve executive compensation. We encourage you to provide instructions to your broker, trustee or other nominee regarding the voting of your shares.
If you are a stockholder of record and do not return a proxy card, no votes will be cast on your behalf on any of the items of business at the annual meeting. If you are a stockholder of record and return your signed proxy card but it does not indicate any voting instructions, such proxy will be voted FOR the election of all director nominees named in this proxy statement, FOR the proposal to ratify the appointment of BDO USA, LLP, and FOR the advisory vote to approve executive compensation.
Q: What happens if additional matters are presented at the annual meeting?
A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
Q: Who will serve as inspector of elections?
A: The inspector of elections will be a representative from Broadridge Investor Communications Services.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q: What is “householding” and how do I revoke my consent to the householding program?
A: Vonage has adopted a method of delivery for its proxy materials and annual report called “householding.” Under this method, we deliver only one copy of the proxy materials and annual report to one or more stockholders who share the same last name and address, unless such stockholders have notified us that they wish to receive multiple copies. Vonage adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2014 Annual Meeting of Stockholders and will remain in effect for all future annual meetings.
If you are a registered stockholder who previously received separate copies and wish to continue to receive multiple copies of our proxy materials and annual report at the same address, separate copies will be provided to you upon request. You may request separate copies by notifying us in writing or verbally that you wish to opt out of the householding program at:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733
732.365.1328
You may opt out of householding at any time 30 days prior to the mailing of proxy materials. If you own our common stock in street name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.
Stockholders who share an address and receive multiple copies of our annual report, including our Form 10-K, and proxy materials can request to receive a single copy of these materials and notices of Internet availability of proxy materials (if applicable) in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above.
Q: How may I obtain an additional copy of our 2013 annual report and proxy materials?
A: Any stockholder may request additional copies of our annual report, including our Form 10-K (without exhibits), and proxy materials by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733

We will promptly deliver the requested copies. Current and prospective investors can access or order free copies of our annual report, including our Form 10-K (without exhibits) and proxy statement by following these same instructions.
Q: Who will bear the cost of soliciting votes for the annual meeting?
A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained Georgeson Inc. at an estimated cost of $7,000, plus expenses, to assist in the solicitation of proxies.
Q: What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?
A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: Any stockholder proposals (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between April 29, 2015 and June 28, 2015 and to be considered for inclusion in our proxy materials must be received by December 19, 2014 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded from our proxy materials. Proposals should be addressed to:
Vonage Holdings Corp.
Attn: Corporate Secretary
23 Main Street
Holmdel, NJ 07733
For a stockholder proposal (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders that is not intended to be included in Vonage's proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by Section 1.11 of our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than January 29, 2015, and

•	not later than February 28, 2015.
Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors' nominating and governance committee. Any such recommendations should include the nominee's name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by Section 1.10 of our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement under Rule 14a-8.
Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Class I, Class II, and Class III directors were elected to serve until the annual meetings of stockholders to be held in 2016, 2014, and 2015, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of the following ten members:

•	Michael A. Krupka, David C. Nagel, and Margaret M. Smyth are Class I directors.

•	Marc P. Lefar, Carolyn Katz, John J. Roberts, and Carl Sparks are Class II directors and each is up for re-election at the 2014 annual meeting.

•	Jeffrey A. Citron, Morton David, and Stephen Fisher are Class III directors.
As discussed more fully under “Corporate Governance—Board Determination of Independence,” our board has determined that each of Jeffrey Citron, Morton David, Stephen Fisher, Carolyn Katz, Michael A. Krupka, David C. Nagel, John J. Roberts, Margaret M. Smyth, and Carl Sparks is “independent” under New York Stock Exchange rules.
Mr. Lefar's employment agreement with us provided for his election to our board of directors upon commencement of his employment in July 2008. His agreement provides that our board of directors shall nominate him for re-election at the end of each then current term. The board has nominated Mr. Lefar for re-election at this annual meeting. On April 7, 2014, we announced that Mr. Lefar had shared his intention to retire from the Company upon completion of a process to select a successor. Mr. Lefar will continue to serve as our Chief Executive Officer through the leadership transition, which is expected to conclude by December 31, 2014. Upon completion of the transition, he is expected to resign from the board.
Each of our directors other than Carolyn Katz was elected or ratified at an annual meeting of stockholders. On January 30, 2014, Jeffrey J. Misner resigned as a Class III director effective February 6, 2014 and we filled the vacancy with Ms. Katz, who is up for re-election at the 2014 annual meeting as a Class II director. Ms. Katz was recommended to our nominating and governance committee by a third-party search firm. In December 2013, we announced the appointment of Mr. Redling as President of Consumer Services - U.S. and Canada, at which time Mr. Redling resigned as a Class II director. We thank Messrs. Misner and Redling for their many years of leadership on the board and their valuable contributions to the Company.
No director, director nominee, or associate of any director or director nominee, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, director nominee or executive officer is related by blood, marriage or adoption to any other director or executive officer.
Board Composition and Nominees
We believe that each member of our board of directors should possess certain qualities, including ethical character, sound judgment, and demonstrated business acumen. In addition, board members should be familiar with our business and industry, be able to work collegially, be free of conflicts of interest, be willing to devote sufficient time to satisfy obligations as a director, and be willing to act in the long-term interests of all stockholders. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills, and backgrounds relevant to our activities. In particular, we have substantially deepened the technology and digital marketing experience of our board in recent years as the company continues to develop new communications products to meet the emerging needs of customers worldwide. In addition, our nominating and governance committee has made board diversity a priority in its evaluation of director candidates, expanding the diversity of our board of directors in recent years.

The persons named in the enclosed proxy card will vote to elect each of the following nominees as a director, unless the proxy is marked otherwise. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, the proxies may be voted for substitute nominees selected by our board of directors.
Nominees for Terms Expiring in 2017 (Class II Directors)
Marc P. Lefar, age 50, has been our Chief Executive Officer and a director since July 2008, during which time he led the Company through a comprehensive financial, operational and strategic turnaround. Prior to joining Vonage, Mr. Lefar was Founder and Principal of Marketing Insights, a technology and media consulting firm that he founded in May 2007. Prior to founding that firm, Mr. Lefar served as Chief Marketing Officer of Cingular Wireless from February 2003 to April 2007. Mr. Lefar also served as Executive Vice President, Marketing and Value-Added Services of Cable and Wireless Global from 2000 to 2002. He also held senior leadership roles at Verizon Wireless and GTE Wireless. Mr. Lefar spent the first nine years of his career at Procter & Gamble.
As noted above, on April 7, 2014, we announced that Mr. Lefar had shared his intention to retire from the Company upon completion of a process to select a successor. The board has initiated a formal search for Mr. Lefar's successor, with Mr. Lefar's participation in the search process. To facilitate the transition, on April 3, 2014, the Company and Mr. Lefar entered into an amendment and restatement of Mr. Lefar's employment agreement, which extends the term of Mr. Lefar's employment through December 31, 2014, unless ended earlier by either party or extended by mutual agreement. Under the terms of his amended and restated employment agreement, the board has nominated Mr. Lefar for re-election at this annual meeting.
Mr. Lefar brings to our board of directors key senior leadership experience in large, high-growth telecommunications companies and possesses a strong mix of strategic, finance, and operating skills. He is a seasoned marketing executive who has played a critical role in growing customer bases, launching new product initiatives, and developing award-winning advertising campaigns.
Carolyn Katz, age 52, joined our board of directors in January 2014. Ms. Katz is the executive chair of Author & Company, a digital publisher, a role in which she has served since 2012. Previously, from May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a managing director and co-head of Emerging Communications. Ms. Katz has served on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure since 2004, and on the board of directors of NII Holdings, Inc., a multinational cellular telecommunications company since 2002.
Ms. Katz brings more than 20 years of experience in technology and telecommunications to the Vonage Board, including deep experience helping communications companies with international expansion and emerging technologies. These skills will be instrumental as we continue to deliver new communications products to customers worldwide. In addition, Ms. Katz has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations, and provides guidance and perspective on financial and strategic matters.
John J. Roberts, age 69, joined our board of directors in August 2004. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP, a provider of assurance, tax, and advisory services, from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.
As a result of his roles at PricewaterhouseCoopers LLP and its predecessors, Mr. Roberts, chairman of our audit committee, has experience in public company accounting, risk management, disclosure, and financial system management and has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations. He also has other public company board experience (including specific experience on audit committees).
Carl Sparks, age 46, joined our board of directors in February 2011. Mr. Sparks served as the Chief Executive Officer of Travelocity Global from April 2011 through April 2014. Travelocity is one of the leading companies in online travel, and a division of Sabre Inc. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Earlier in his career, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., a financial institution, and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group. He currently serves on the board of directors of Dunkin' Brands Group, Inc.
Mr. Sparks has senior leadership, infrastructure systems, and digital marketing experience in high-growth companies maintaining a strong online sales presence. He also has significant international business and brand marketing expertise in consumer products and services.
Directors Whose Terms Expire in 2015 (Class III Directors)
Jeffrey A. Citron, age 43, has been the Chairman of our board of directors since January 2001. Mr. Citron was also our Chief Executive Officer from January 2001 through February 2006. He served as our Chief Strategist from February 2006 to July 2008 and assumed the additional role of Interim Chief Executive Officer from April 2007, upon the resignation of Vonage's prior Chief Executive Officer, until July 2008. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp., an online trading firm, in February 1998 and departed The Island ECN and Datek Online Holdings Corp. in October 1999.
As a Founder and former Chief Executive Officer and Chief Strategist of Vonage, Mr. Citron brings deep institutional knowledge and perspective regarding our strengths, challenges, opportunities, and operations to his role as Chairman of our board of directors. Having successfully founded and grown several businesses, Mr. Citron brings entrepreneurial and business-building skills and experience to Vonage. He also brings the perspective of a stockholder with significant stock ownership in us. In addition, Mr. Citron possesses an extensive understanding of telecommunications technologies, including VoIP technology.
Morton David, age 77, joined our board of directors in August 2001. Mr. David served as the Chairman and Chief Executive Officer of Franklin Computer Corporation (later Franklin Electronic Publishers, Inc.) from 1983 to 1998. Mr. David previously served on the board of directors of Datek Online Holdings Corp. from 1998 until its acquisition by Ameritrade Holdings in 2002 and on the board of directors of Sharper Image Corporation from 1998 until 2008.

Mr. David brings extensive experience to our board of directors from his service as chairman and chief executive officer of large and growing technology organizations, as well as public company board experience. In addition, Mr. David contributes institutional knowledge from his longstanding service on our board.
Stephen Fisher, age 49, joined our board of directors in January 2013. Mr. Fisher serves as Executive Vice President of Technology at Salesforce.com, an enterprise cloud computing company. He joined Salesforce.com in 2004 and has held several leadership positions including Senior Vice President of Platform Product Management and Vice President, Engineering. Prior to that, Mr. Fisher served as Architect at AT&T Labs, Inc. from 2001 through 2004. Before joining AT&T Labs, he was Founder, President and Chief Executive Officer of NotifyMe Networks, Inc. In addition, he served as Department Manager, Internet Products Group at Apple Computer, Inc. and was a Lecturer at Stanford University.
Mr. Fisher brings deep technology experience to our board of directors, including expertise in cloud computing, systems architecture, and software development. He is an inventor on 14 U.S. patents and has worked with both start-ups and established technology companies.
Directors Whose Terms Expire in 2016 (Class I Directors)
Michael A. Krupka, age 49, joined our board of directors in July 2007. Mr. Krupka has served as Managing Director of Bain Capital Venture Partners, LLC, a venture capital firm, since its founding in 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. He joined Bain Capital in 1991 and focused on early-stage technology-related companies. Mr. Krupka serves on the board of directors of a number of privately held companies. Mr. Krupka became our Lead Independent Director in February 2010.
As a long-time venture capitalist in the technology area, Mr. Krupka brings strategic insight and extensive experience with technology companies to our board of directors, both in our core businesses as well as in emerging products and technologies. He also has deep experience with the capital markets. Mr. Krupka brings this experience to his role as our Lead Independent Director.
David C. Nagel, age 68, joined our board of directors in August 2010. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer, and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA's Ames Research Center. Dr. Nagel currently serves on the board of directors of Align Technology, Inc.
Dr. Nagel has extensive experience and insight in research and development and network communications technologies that is highly relevant to our continuing focus on the development of new products and services. Dr. Nagel also provides insight as we continue to enhance our research and development and intellectual property strategies.
Margaret M. Smyth, age 50, joined our board of directors in September 2012. Ms. Smyth is Vice President of Finance at Con Edison, an energy company, a position she has held since 2012. Previously, Ms. Smyth served as Vice

President and Chief Financial Officer of Hamilton Sundstrand, which is part of United Technologies Corp., a provider of products and services to the aerospace and building systems industries, from October 2010 to June 2011. Prior to that, she served as Vice President and Corporate Controller of United Technologies Corp. from August 2007 to September 2010 and Vice President and Chief Accounting Officer of 3M Corporation from April 2005 to August 2007. Ms. Smyth has previously held financial leadership positions at two public accounting firms, Deloitte & Touche and Arthur Andersen. Ms. Smyth serves on the board of directors of Martha Stewart Living Omnimedia, a diversified publishing, broadcasting and merchandising company.
As a result of her business experience and strong accounting background, including experience in public company accounting, risk management, and disclosure, Ms. Smyth has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations and brings to our board of directors a strong financial and accounting background combined with a seasoned strategic perspective. Her guidance on financial and strategic matters is a valuable addition to our pursuit of our strategic growth initiatives and capital allocation strategies.

Transactions with Related Persons
Policies and Procedures for Related Person Transactions
Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is or will be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board's audit committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion after considering the factors set forth below, as appropriate, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the material terms of the transaction and the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions requiring approval or ratification for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage's annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage's charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
Related Person Transaction During 2013
As reviewed and approved by our audit committee in accordance with our policies and procedures for the review of related person transactions, on February 19, 2013, we entered into a Stock Option Cancellation Agreement with Mr. Lefar. Pursuant to the agreement, we cancelled vested, in-the-money options to purchase 4,500,000 shares of common stock, which had been previously awarded to Mr. Lefar under our 2006 Incentive Plan, in exchange for a cash payment. This agreement is described in detail below under “Long-Term Incentives” in our Compensation Discussion & Analysis.
Recommendation of our Board of Directors
Our board of directors recommends a vote FOR the election to our board of directors of Ms. Katz and Messrs. Lefar, Roberts and Sparks as Class II directors.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
We are asking stockholders to ratify the audit committee's appointment of BDO USA, LLP as Vonage's independent registered public accounting firm for the year ending December 31, 2014. Although stockholder approval of the audit committee's appointment of BDO USA, LLP is not required by law or our certificate of incorporation or bylaws, our board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage's and its stockholders' best interests.
BDO USA, LLP has audited Vonage's consolidated financial statements annually since Vonage's 2004 fiscal year. Representatives of BDO USA, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors' Fees
The following table summarizes the fees BDO USA, LLP billed to us for each of the last two fiscal years.

Fee Category	Fiscal Year 2013	Fiscal Year 2012
Audit Fees (1)	$1,139,707	$1,085,846
Audit Related Fees (2)	183,060	43,450
Tax Fees (3)	147,571	158,854
All Other Fees (4)	129,174	—
Total Fees	$1,599,512	$1,288,150
 ______________

(1)
Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings.

(2)	For 2013, audit related fees for due diligence services and other audit procedures incurred in connection with the acquisition of Vocalocity, Inc.

(3)	Tax fees consist of amounts billed for advisory services regarding tax compliance issues and the completion of corporate tax returns.

(4)
All other fees represent fees for services not otherwise included in the categories above. The fees for 2013 represents amounts billed for assistance provided to the Company in connection with an insurance claim filed by the Company.

Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

The Audit Committee pre-approved all of the fees billed to us by BDO USA, LLP for 2013.
Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as Vonage's independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background
In accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being provided the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our board of directors believes that the compensation of our NEOs, developed in consultation with a leading compensation consultant, is designed to facilitate long-term stockholder value creation, and is important in attracting, motivating and retaining the high caliber of executive talent necessary to drive our business. We believe the program delivers pay which is strongly linked to company performance over time. In order to maintain this link, we review our compensation programs on an ongoing basis. For 2014, we changed our compensation programs to further align the interests of our NEOs with our stockholders, including by awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units, adopting our Incentive Compensation Recovery Policy, and adopting revisions to our securities trading compliance policy to prohibit hedging and pledging of Vonage securities.
This vote on Proposal 3 is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our NEOs and the policies and practices described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the compensation committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. We currently conduct triennial advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2017 Annual Meeting of Stockholders. Stockholders have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will also occur at our 2017 Annual Meeting of Stockholders.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy will be viewed as approval of this Proposal 3. Abstentions and broker non-votes have no impact on the results of the vote.
Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

CORPORATE GOVERNANCE
Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct, and finance code of ethics are available on the Corporate Governance section of our website at www.vonage.com/corporate/corp_index.php. Alternatively, you may request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
Governance Principles
Our board has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board's business, provide that:

•	the board's principal responsibility is to oversee the management of Vonage to assure that the best interests of the Company and its stockholders are being served;

•	a majority of the members of our board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	annually our board and its committees will conduct a self-evaluation to assess whether they are functioning effectively and efficiently.
Board Leadership Structure
The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.
Our board of directors is currently composed of nine independent directors, and Mr. Lefar, our Chief Executive Officer. Our board of directors has established audit, compensation and nominating and governance committees. Each of the board committees is composed solely of independent directors, each with a different independent director serving as committee chair.
As permitted by our governance principles, our board of directors has designated one of the independent directors as Lead Independent Director. Our Lead Independent Director (i) has the responsibility to schedule and prepare agendas for and to chair meetings of non-management or independent directors, (ii) facilitate communication between our Chairman of the Board and our Chief Executive Officer and the other directors (however, directors are free to, and do, communicate directly with our Chairman of the Board and our Chief Executive Officer), (iii) cause the dissemination of information to the other members of our board of directors, and (iv) raise issues on behalf of the outside directors when appropriate. Mr. Krupka was appointed as our Lead Independent Director in February 2010.
With respect to the roles of Chairman of the Board and Chief Executive Officer, our governance principles provide that our board of directors may fill these positions based upon what is in the best interests of Vonage and its stockholders at any point in time. In July 2008, our board of directors first determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons, with Mr. Citron serving as Chairman and Mr. Lefar serving as Chief Executive Officer. While Mr. Lefar has now acquired the institutional knowledge that initially was a primary reason for separating the roles, our board of directors has continued the separation. As further discussed under “Board Determination of Independence” below, though our board of directors has determined that our Chairman of the Board is “independent” under New York Stock Exchange rules, we believe that maintaining our current leadership structure, including a separate Chairman and Lead Independent Director, is the best approach to maintaining an appropriate level of checks and balances in our governance and allows our board of directors to function effectively.
Our nominating and governance committee oversees annually a self-evaluation by our board of directors of its performance during the prior year. As part of this process our nominating and governance committee will conduct an evaluation to review the progress and effectiveness of our board of directors and its committees, and submits comments to the Lead Independent Director. Following discussion with the Lead Independent Director, our nominating and governance committee reports back to our board of directors, and the full board of directors will consider and discuss the committee's report, including assessing whether the current leadership structure continues to be appropriate for Vonage and its stockholders. Our governance principles provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that Vonage, like many U.S. companies, has been well-served by this flexibility.
Risk Management and Role of the Board in Risk Oversight
Our Chief Executive Officer reports directly to our board of directors and is responsible for the day-to-day management of our company, including how the Company addresses risk. Our Chief Financial Officer is responsible for day-to-day financial risk management under the direction of our Chief Executive Officer. Management has implemented an enterprise risk management process to identify, assess, and manage the most significant risks facing us and conducts risk assessments of our business periodically. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Our senior leadership team, functional heads, and other managers are surveyed and/or interviewed to develop this information. The enterprise risk management process is led by our Chief Legal Officer, who reports to our Chief Executive Officer, and our Vice President, Internal Audit, who reports directly to our audit committee. In 2013, our Chief Legal Officer and Vice President, Internal Audit, along with our Senior Vice President Network Operations, provided regular status updates on our enterprise risk management process and related activities to our audit committee.
Our board of directors is involved in oversight of Vonage's risk assessment and monitoring processes, to a large extent through the work of committees of the board. Management reviews significant risks with our board of directors throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with our board of directors on a periodic basis. Our audit committee has oversight responsibility to review management's risk assessment and risk management policies, including the policies and guidelines used by management to identify, monitor and manage our exposure to risk. Our audit committee reviews and discusses with our management, our outside auditor and our internal auditors the material risks facing Vonage and our management's plans to manage the risks identified as a result of the enterprise risk management process and reports on its review to the full board of directors. Our compensation committee reviews risks arising from our compensation policies and practices and reports on its review to the full board of directors.

Board Determination of Independence
Under applicable New York Stock Exchange rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. The guidelines are included in our governance principles, which are available on our website as discussed above. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and provided he or she:

•
is not an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, where the total amount of either company's indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

•
does not serve as an officer, director or trustee of a tax exempt organization, where Vonage's discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization's consolidated gross revenues. Vonage's automatic matching of employee charitable contributions will not be included in the amount of Vonage's contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other independent members of our board.
Our board has determined that Jeffrey Citron, Morton David, Stephen Fisher, Carolyn Katz, Michael A. Krupka, David C. Nagel, John J. Roberts, Margaret M. Smyth, and Carl Sparks meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Our board also determined that Jeffrey J. Misner and Joseph M. Redling, during their respective tenures as a director, met the categorical standards described above, that they did not have a material relationship with Vonage and that they were “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Mr. Misner resigned from our board of directors effective on February 6, 2014. In December 2013, we announced the appointment of Mr. Redling as President of Consumer Services - U.S. and Canada, at which time Mr. Redling resigned from our board of directors. None of the directors determined to be independent engaged in any related person transactions with the Company. In making its determination that Mr. Citron is “independent”, our board considered the fact that the company provided health insurance and medical care payments to Mr. Citron in the amount of $21,889 in 2011, $24,349 in 2012, and $21,988 in 2013.
Board Meetings and Attendance
Our board met ten times during 2013. During 2013, each current director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting of Stockholders
Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on our board attended the 2013 annual meeting of stockholders.

Director Retirement Age
Our governance principles do not establish an age limit for serving as a director. However, the governance principles provide that upon reaching the age of 72 years, a director must submit to our board of directors a letter of resignation to be effective at the next meeting of stockholders held for the election of directors. In each instance, our board of directors will accept the letter of resignation unless our nominating and governance committee determines otherwise. In making such determination, our nominating and governance committee balances the benefits of a director's contributions and continuity against the benefits of having a fresh viewpoint from a new director and such other factors as our board of directors or the nominating and governance committee may consider appropriate.
Directors Changing Their Present Job Responsibilities
Our governance principles require directors who substantially change their present job responsibilities to tender their resignation to the Chairman of the Board, who must refer it to our nominating and governance committee for review. Our board of directors, upon the recommendation of the nominating and governance committee, determines whether to accept the resignation. In cases in which a director is uncertain as to whether he or she ought to tender his or her resignation, our board of directors expects such director to consult with the chairman of the nominating and governance committee. The nominating and governance committee shall consider a director's other job responsibilities in its deliberations concerning directors' standing for re-election.
Board Committees
Our board has established audit, compensation, and nominating and governance committees, each of which operates under a charter that has been approved by our board. Current copies of each committee's charter are posted on the Corporate Governance section of our website at http://ir.vonage.com/.
Our board has determined that all of the members of each of these committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.
Audit Committee
The audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work and evaluating the performance of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing management's risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm;

•	establishing procedures for the receipt, retention, confidential treatment, and investigation of accounting or auditing related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	overseeing compliance by the Company with applicable laws and regulations;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included below in this proxy statement.
The members of our audit committee are Mr. Roberts (Chairman), Ms. Katz, and Ms. Smyth. Mr. Misner served on our audit committee through February 6, 2014. Each member of our audit committee meets, and during his service Mr. Misner met, the standards for financial literacy for companies listed on the New York Stock Exchange. In addition, our board of directors has determined that Mr. Roberts, Ms. Katz and Ms. Smyth, each of whom is independent under applicable rules governing independence of audit committee members, are each also an “audit committee financial expert” as defined by applicable SEC rules. No member of our audit committee currently serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts' service on those other committees does not impair his ability to effectively serve on our audit committee. Our audit committee met five times during fiscal year 2013.
Compensation Committee
The compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executives;

•	determining, along with our other independent directors, compensation for our chief executive officer;

•	reviewing risks arising from our compensation policies and practices;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•
appointing, approving the compensation of, assessing the independence of, and overseeing the work of any compensation consultant, independent legal counsel or other advisor retained by the compensation committee;

•	monitoring compliance of executive officers with our program of required stock ownership;

•
reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement and considering the results of the most recent stockholder advisory vote on executive compensation; and

•	preparing the compensation committee report required by SEC rules, which is included below in this proxy statement.

Independent Compensation Advisor
The compensation committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter. The compensation committee has engaged and utilizes the services of an independent compensation consultant, Meridian Compensation Partners, LLC, to advise the committee in connection with its oversight of our compensation program. The compensation consultant attends meetings of the compensation committee as requested and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee, at the request of the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide services to management. In selecting its compensation consultant the compensation committee considered factors relevant to the consultant's independence from management, including the factors set forth by applicable rules of the New York Stock Exchange, and determined that the services provided by Meridian in 2013 did not raise any conflicts of interest. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”
Our management, aided by our human resources and finance departments, and eConsultingNetwork, a compensation consultant retained by management, provided statistical data and survey information to the compensation committee to assist it in determining 2013 compensation levels. The compensation committee considered various factors, including the factors set forth by SEC rules, and determined that the services provided by eConsultingNetwork in 2013 did not raise any conflicts of interest. While the compensation committee utilized this information and valued management's observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee in consultation with the committee's own compensation consultant.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chief executive officer, chief financial officer, chief legal officer, and a representative from our human resources department.
The members of our compensation committee are Mr. Krupka (Chairman), Mr. David, and Mr. Fisher. Our compensation committee met five times during 2013. Mr. Redling served on our compensation committee until December 2, 2013 when he ceased to be a director.
Nominating and Governance Committee
The nominating and governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board's committees;

•	making recommendations to our board on the size of and qualifications for membership on the board and board committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board;

•	reviewing our disclosures regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each director and nominee should serve as a director;

•
reviewing the board's leadership structure in light of our specific characteristics and circumstances and recommending change, if any, to the board for approval, and reviewing our disclosure regarding board leadership structure; and

•	overseeing an annual self-evaluation of the board and its committees.
An independent compensation consultant, Meridian Compensation Partners, LLC, advised the committee in connection with reviewing the compensation of non-executive directors during 2013. The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
The members of our nominating and governance committee are Mr. Sparks (Chairman), Dr. Nagel and Ms. Smyth. Mr. Misner served on our nominating and governance committee until February 6, 2014 when he ceased to be a director. Our nominating and governance committee met five times during 2013.
Director Nomination Process
In recruiting and selecting director candidates, our nominating and governance committee considers various factors, including the experience and expertise of existing board members and the alignment of candidates' abilities and qualifications with the long-term strategic direction of the company. To identify director candidates, our nominating and governance committee makes requests to board members and others for recommendations and uses the services of third-party search firms. The committee meets from time to time to evaluate biographical information and background material relating to potential candidates and sets up interviews of selected candidates by members of the committee and the board.
Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the annual meeting at which it is proposed that the candidate be elected to the board.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting—What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Board of Directors or our Independent Directors
Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters or include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.
Stockholders who wish to send communications to our Lead Independent Director or the independent directors as a group or the board should address such communications to such directors or the board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
Codes of Conduct
We have adopted a code of conduct applicable to all our directors, officers, and employees and a finance code of ethics applicable to our chief financial officer and employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our website, www.vonage.com/corporate/corp_index.php. We will provide you with printed copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. We intend to disclose any waivers from provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, as well as amendments to our code(s) that are required to be disclosed under SEC rules, on our Corporate Governance website promptly following the date of such amendment or waiver.
Audit Committee Report
In the performance of its oversight responsibilities, the audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2013 and the evaluation of our internal control over financial reporting as of that date, and has discussed them with our management and our independent registered public accounting firm.
The audit committee has also received from, and discussed with, our independent registered public accounting firm various matters that are required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees and other Standards).
The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

By the Audit Committee of the Board of Directors of Vonage Holdings Corp.
John J. Roberts, Chairman
Carolyn Katz
Margaret M. Smyth
Compensation Committee Interlocks and Insider Participation
During 2013, the members of our compensation committee were Mr. David, Mr. Krupka, Mr. Fisher and Mr. Redling. Mr. Redling served as a member of our compensation committee from January 1, 2013 through December 2, 2013, the date of his resignation. None of the members of our compensation committee was at any time in 2013, or formerly, an officer or employee of Vonage, except for Mr. Redling subsequent to his resignation, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K. See “Transactions with Related Persons.” During 2013, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.
Impact of Compensation Policies on Risk Management
Our compensation committee, with the assistance of its independent compensation consultant, reviewed our compensation policies and practices for our employees, including executive officers, and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation committee noted several aspects of the design of our compensation program that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, and annual and longer-term incentives.

•
We set varied performance goals that we believe are reasonable in light of past performance, future projections, market conditions, analyst expectations, and our debt covenants. These performance goals encourage a balanced emphasis on growth, profitability, and operational performance. If management overemphasized any single metric which increased risk to our long-term performance, it would likely be at the expense of other metrics resulting in a reduction in compensation. This balanced approach helps to mitigate risk and drive long-term performance.

•	Performance goals are team oriented rather than individually focused, and tied to measurable factors that are both transparent to stockholders and drivers of their returns.

•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Maximum payout levels for bonuses based upon performance are capped (on each measure and overall).

•	Our compensation committee has discretion to adjust bonus payouts, including making downward adjustments.

•
Beginning with 2014, we use a mix of performance-based and time-based restricted stock units. Our performance-based restricted stock units vest based on long-term performance goals relative to Total Stockholder Return. We use restricted stock units for equity awards in part because they retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options

“in-the-money.” Performance-based restricted stock units also act to better align the interests of our NEOs with those of our stockholders.

•
Under our Incentive Compensation Recovery Policy the compensation committee may seek to recoup incentive compensation, including improper gains from the sale or disposition of vested equity awards, in the event of a material restatement of the Company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs).

•	Multi-year ratable vesting of equity awards limits employee ability to benefit from short-term risky behavior and encourages long-term decision making and value creation.

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Under our stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock having a value equal to the lesser of a multiple of his or her base salary or a fixed amount of shares ranging from 140,000 to 1,200,000 shares.

•
Our securities trading compliance policy prohibits all directors and employees from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.

•
Our securities trading compliance policy prohibits all directors and employees from, directly or indirectly, pledging a significant amount of Vonage securities, including the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.
Michael A. Krupka, Chairman
Morton David
Stephen Fisher

EXECUTIVE OFFICERS
Set forth below is certain information concerning our executive officers. Biographical information for Mr. Lefar is included under “Proposal No. 1—Election of Directors.”
David T. Pearson, Chief Financial Officer and Treasurer. Mr. Pearson, age 48, joined Vonage as Chief Financial Officer and Treasurer effective May 1, 2013, and is responsible for all finance and treasury functions. Mr. Pearson joined the Company from Deutsche Bank Securities, where he spent over nine years as a Managing Director and was Global Media & Telecom Group Head. Prior to joining Deutsche Bank, he worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm's Technology, Media & Telecommunications practice. While at Goldman, he focused on advising major telecommunications and wireless providers and also advised on cable, broadcasting and technology transactions. Mr. Pearson started his career as a consultant at Coopers & Lybrand, where he worked on strategy, business process re-engineering and emerging market privatization projects, all within the global telecommunications industry.
Joseph M. Redling, President Consumer Services - U.S. and Canada. Mr. Redling, age 55, joined Vonage in December 2013 as President of Consumer Services - U.S. and Canada, at which time Mr. Redling resigned from our board of directors. Prior to Vonage Mr. Redling was President and Chief Executive Officer of NutriSystem, Inc., a weight loss company, from May 2008 to November 2012, and served as Chairman of that company's board of directors until April 2012. Mr. Redling led three strategic shifts for NutriSystem during his tenure including moving the organization to a digital platform; expanding the company's product line to engage new customer segments; and launching the company into retail.
Prior to joining NutriSystem, Mr. Redling held a number of executive positions at AOL from 1999 to 2007, including Chief Marketing Officer; President of AOL Access; President of AOL Paid Services and Customer Management; and Chief Executive Officer of AOL International. He led the transformation of AOL from the leading dial-up internet service business reaching more than 30 million subscribers, to broadband. He also managed AOL's extensive call center operations, including 18 call centers in eight countries and more than 10,000 employees worldwide. Mr. Redling also has held operating and marketing executive positions at other major corporations, including Time Warner.
Kurt M. Rogers, Chief Legal Officer and Secretary. Mr. Rogers, age 42, joined us as Chief Legal Officer and Secretary in July 2009, and is responsible for all legal, intellectual property, regulatory, and compliance matters. In 2010, Mr. Rogers assumed additional responsibility for Vonage's Program Management Office. Mr. Rogers also heads Vonage's enterprise risk management and business continuity programs. Prior to joining us, he was a partner at the law firm of Bingham McCutchen LLP from August 2008 to July 2009 with a focus on litigating patents, trade secrets, copyrights, and trademarks. Prior to that he was an attorney at the law firm of Latham & Watkins LLP from April 2000 to August 2008, most recently as a partner.
Barbara Goodstein, Chief Marketing Officer. Ms. Goodstein, age 53, joined Vonage as Chief Marketing Officer in July 2012, leading our Sales and Marketing organization. Ms. Goodstein is responsible for all aspects of our sales and marketing strategy and execution, including advertising and media, segment marketing, promotions and merchandising, direct and indirect distribution channels, customer lifecycle management, market research and business analytics. Ms. Goodstein comes to Vonage with 27 years of experience leading marketing, innovation and P&L functions primarily for financial services companies. Ms. Goodstein was co-executive producer at "Mighty Fine" productions in 2011. She has held management and senior leadership positions at AXA Equitable from 2005 to 2010, American Express and JP Morgan Chase.
Donald Wainright Kellum. Mr. Kellum, age 53, joined us in November 2013 as President of Vonage Business Solutions, a wholly owned subsidiary of the Company, which provides cloud-based communications solutions for small and medium-sized businesses with a suite of features critical to running a business, including mobile and

CRM capabilities. Mr. Kellum joined Vonage upon the company's acquisition of Vocalocity, Inc., an industry-leading “Software as a Service”(SaaS) communications provider focused on the small to medium-sized business segment, where he served as CEO since February 2010. Prior to joining Vocalocity, Mr. Kellum was CEO of Omnilink systems from 2007 to 2010, and completed successful equity transactions with a variety of companies including Microsoft and Hewlett Packard (HP). Before starting and eventually selling his first company to HP, Mr. Kellum gained experience as a business strategist for Dun & Bradstreet Software; as a manufacturing consultant for Ernst & Young; and in sales and product management for Management Science America, Inc. (MSA). As a co-investor with several Venture firms, Mr. Kellum has investments in an assortment of private software companies which helps him keep up with the latest trends in the software industry.
Graham McGonigal, Senior Vice President of Network Operations. Mr. McGonigal, age 56, joined us as Senior Vice President of Network Operations in February 2012. Mr. McGonigal has more than 30 years of technical experience and has held senior leadership roles within AT&T, Cingular Wireless and Bellsouth. From September 2007 to January 2012, Mr. McGonigal was the Chief Operations Officer at nsoro MasTec LLC, a professional services company serving the telecommunications industry. At AT&T Mobility, Mr. McGonigal led the national data and service delivery networks and created highly competitive wireless data networks. He has successfully launched many data products and services. He possesses a broad engineering, operations and quality background.
Michael Tempora, Senior Vice President of Product Management. Mr. Tempora, age 51, joined us as Senior Vice President of Product Management and Strategic Initiatives in December 2008. In this role, he led the execution of our strategic imperatives aimed at tightening fundamentals across the company and delivering an improved experience for our customers. In 2010, as Senior Vice President of Product Management, he began leading a dedicated, cross-functional team aimed at driving profitable revenue growth by increasing Vonage's market share of key segments making outbound international calls from the United States. Mr. Tempora has 26 years of experience in telecommunications and financial services. From January 2005 until joining Vonage, he was an Executive Director of AT&T, a communications company, and led AT&T's efforts to develop integrated wireless and consumer broadband products including video, Internet, and home phone. Prior to that, Mr. Tempora was Vice President Consumer Marketing & Product Management at AT&T Wireless from August 2004 to January 2005 and VP Operations Transformation at AT&T from September 1999 to May 2004.

COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers (NEOs). We also discuss the goals for our executive compensation program and other important factors underlying our compensation practices and policies.
Stockholder Outreach and Program Changes
At our 2013 annual meeting of stockholders, stockholders approved the amendment and restatement of our 2006 Incentive Plan to increase the number of shares available for issuance. In connection with that proposal, we engaged with our stockholders regarding the rationale for the amendment and restatement. During those discussions, we requested and our stockholders provided feedback regarding our broader compensation programs. The Company and its compensation committee subsequently undertook a full review of our compensation programs, taking into account the feedback from our stockholders. Based on this review, we modified our compensation programs for 2014 and beyond to further align the interests of our NEOs with our stockholders. For example, we took the following actions.

Action	Summary
Implemented Performance-Based RSUs
Beginning in 2014, we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned will be determined at the end of the three year performance period based on the achievement of relative stockholder return goals.

Removed Stock Options from Long-Term Incentive Program	For 2014 we are not providing long-term incentive compensation in the form of stock options.
Adopted Incentive Compensation Recovery Policy
Our Incentive Compensation Recovery Policy permits the Company to recoup excess compensation and to recover improper gains in the event of a material restatement of the Company's financial results caused by the misconduct of a covered officer (including our NEOs).

Implemented Anti-Hedging Policy
We adopted revisions to our securities trading compliance policy to prohibit any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities.

Implemented Anti-Pledging Policy
We adopted revisions to our securities trading compliance policy to prohibit any director, officer or employee, except in limited circumstances, from directly or indirectly pledging a significant amount of Vonage securities.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2013 compensation of our NEOs.
2014 Long-Term Incentives
As noted above, in 2014, we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned will be determined after three years based on the achievement of relative total stockholder return goals. By linking a significant portion of our long-term incentives to three-year performance goals, we more closely align our NEOs' incentives with the long-term interests of stockholders.

2013 LTI Plan			New 2014 LTI Plan
Award Type	% of Award	Vesting	Award Type	% of Award	Vesting
Time-based stock options	75%	Equal 4 year increments	Time-based RSUs	50%	Equal 3 year increments
Time-based RSUs	25%	Equal 4 year increments	Performance-based RSUs	50%	3 year cliff

Performance RSUs will be granted subject to the following terms:

•	The number of performance RSUs granted will be based on a target value determined by the compensation committee for each executive.

•
The number of performance RSUs actually earned will be based on Vonage's relative performance measured against other companies in a defined performance peer group, as discussed below. That group includes 32 telecom and technology companies we consider to be similar to Vonage.

•
The performance metric used in our plan is “Total Stockholder Return” (TSR). TSR is the percentage growth in stock price over the performance period, plus dividends. Vonage's TSR performance will be ranked against the other companies in the peer group.

•	TSR is measured over a three-year performance period.

•
The actual number of shares received at the end of the performance period can range from 0-200% of the target number of shares, based on the Company's TSR performance during the performance period, as follows.

Vonage Percentile Rank Against Peer Group	Percent of Target Number of Shares Issued at End of Performance Period
80th	200%
50th	100%
30th	50%
<30th	0%

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Payouts are linear based on ranking results. For example, achievement of the 65th percentile would result in 150% of the target number of shares being issued at the end of the performance period and achievment of the 40th percentile would result in 75% of the target number of shares being issued at the end of the performance period.

Our peer group for 2014 was based on companies included in the Fidelity MSCI Telecommunication Service ETF, with modifications approved by our compensation committee to improve relevance to our business. These modifications included (1) the removal of companies with cell tower-based business models and (2) the addition of companies in the telecommunications or software-as-a-service sectors not included in the Fidelity MSCI Telecommunication Service ETF. Our performance peer group for 2014 is as follows:

8X8 Inc.	Level 3 Communications Inc.
AT&T Inc.	Lumos Networks Corp.
Atlantic Tele-Network Inc.	magicJack VocalTec Ltd.
Boingo Wireless Inc.	NII Holdings Inc.
Cbeyond Inc.	NTELOS Holdings Corp.
CenturyLink Inc.	Premiere Global Services Inc.
Cincinnati Bell Inc.	RingCentral Inc.
Cogent Communications Group Inc.	Shenandoah Telecommunications Co.
Consolidated Communications Holdings Inc.	Sprint Corp.
EarthLink Inc.	Telephone & Data Systems Inc.
Frontier Communications Corp.	T-Mobile US Inc.
General Communication Inc.	tw Telecom Inc.
IDT Corp.	United States Cellular Corp.
inContact Inc.	USA Mobility Inc.
Iridium Communications Inc.	Verizon Communications Inc.
Leap Wireless International Inc.	Windstream Holdings Inc.

We believe that our new 2014 long-term compensation program elevates the link between pay and performance for our NEOs and closely aligns the interests of management and our stockholders.
2013 Performance
Our fiscal 2013 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2013. Our 2013 compensation program was designed to measure results against our strategic plan and reward exceptional individual performance. In 2013, building on the substantial financial and operational progress made in prior years, our management team focused on driving our business by executing on our strategic priorities. Building on the momentum of previous years, Vonage delivered strong financial and operational results in 2013, as follows:

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Acquired Vocalocity, an industry-leading provider of cloud-based communication services to small and medium businesses (SMB). The acquisition of Vocalocity immediately positioned us as a leader in the SMB hosted VoIP market.

•	Generated Net Income, excluding adjustments*, of $52 million.

•	Achieved Adjusted EBITDA* of $110 million, after investment in growth initiatives.
*Adjusted EBITDA, net income excluding adjustments and free cash flow are non-GAAP financial measures. We define adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, loss from abandonment of software assets, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture. We define net income excluding adjustments as GAAP net income (loss) excluding income tax expense, loss from abandonment of software assets, amortization of acquisition-related intangible assets and acquisition related costs. We define free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets. Please refer to Appendix A for reconciliations of: (1) adjusted EBITDA to GAAP income from operations, (2) net income excluding certain adjustments to GAAP net income (loss), and (3) free cash flow to GAAP cash provided by operating activities.

•	Produced Free Cash Flow* of $66 million, our fourth consecutive year of positive Free Cash Flow.

•	For the third consecutive year, reduced total cost of telephony services or COTS. Total COTS declined 8%.

•	Reduced customer care costs per line 15% in 2013; this improvement is on top of the 7% reduction in 2012 and the more than 11% reduction in 2011.

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Lowered churn to 2.5%, an improvement from 2.6% in 2012. The Company reported its first year of positive net line additions since 2008 with net lines of 9,000, a positive swing of nearly 25,000 lines from the prior year.

•	Repurchased 17 million shares for $51 million under the 2013 repurchase plan in 2013 and a total of 31 million shares for $84 million over the last two years.

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More than doubled the size of our patent portfolio, which grew from 18 to 37 issued U.S. patents. With the filing of 99 U.S. patent applications, as of year-end we had over 210 pending U.S. patent applications. The Company also owns over 50 patents and over 110 patent applications in foreign jurisdictions.

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Launched a new national brand, BasicTalk. This product addresses the growing number of consumers attracted to value-priced VoIP services for reliable domestic calling, either as a replacement to their existing home phone plans or as an adjunct to their cellular service.

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Announced our new venture in Brazil. Having operated successfully for many years in markets outside of the U.S., including Canada and the U.K., the principal area of focus for our international expansion strategy is now this large and rapidly growing market.

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Extended the use and integration of the mobile component of the Company's core service through Extensions and the standalone Vonage Mobile app. Approximately 87% of our home phone customers who call internationally have a Vonage mobile Extension, and 28% of all of our international calls made over the Vonage network are made from mobile phones.

While we largely offset general market trends associated with declining domestic home phone service usage, our total revenue of $829 million, was down 2% from $849 million in 2012.
This strong financial and operational performance led to a significant increase in stockholder value since the beginning of 2013. The chart below shows the percentage change in the daily closing price of Vonage common stock on the NYSE from December 31, 2012 through April 7, 2014, at which time our stock price was $4.10.

In addition, our CEO's total compensation, as reported on our Summary Compensation Table, continues to be aligned with our performance over the past five years.

Fiscal Year	2008YE	2009	2010	2011	2012	2013
CEO Pay ($000)		$4,679	$6,028	$5,599	$7,237	$6,104
Value of $100 Investment	$100	$212	$339	$371	$359	$505

TSR Month	Dec'08	Dec'09	Dec'10	Dec'11	Dec'12	Dec'13

TSR Year		2009	2010	2011	2012	2013
TSR		112.12%	60.00%	9.37%	-3.27%	40.51%
Named Executive Officers
Our “Named Executive Officers” are the executive officers who are included in the Summary Compensation Table. They include the following current officers:
• Marc P. Lefar, Chief Executive Officer, who joined the Company in July 2008;
• David T. Pearson, Chief Financial Officer and Treasurer, who joined the Company in May 2013;
• Donald Wainright Kellum, President, Vonage Business Solutions, who joined the Company in November 2013;
• Kurt M. Rogers, Chief Legal Officer and Secretary, who joined the Company in July 2009; and
• Barbara Goodstein, Chief Marketing Officer, who joined the Company in July 2012.
Under applicable SEC rules, our Named Executive Officers for 2013 also include our former chief financial officer Barry L. Rowan.
Compensation Objectives
The 2013 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain, and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

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Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks. We refer to this objective as “performance incentives.”

•	Provide meaningful equity ownership that will encourage the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2013 compensation are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives—Stock Options and Restricted Stock Units	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

When reviewing the compensation program, including performance metrics and weighting for annual bonuses, our compensation committee, with the assistance of an independent compensation consultant, considers the impact of the compensation program on Vonage's risk profile. Our compensation committee believes that our compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward. See also “Impact of Compensation Policies on Risk Management” above.
Our compensation committee reviews the compensation program annually to determine whether changes should be made to address the objectives described above. As discussed earlier, for 2014 we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units, which are earned after three years based on the achievement of relative total stockholder return goals. This change is intended to further align executive and stockholder interests while continuing to provide performance and retention incentives in a competitive compensation package.

Engagement of Compensation Consultant
The compensation committee has the authority to engage its own independent consultants, counsel and other advisors to assist in carrying out its responsibilities under its charter. The compensation committee retained Meridian Compensation Partners, LLC, an independent compensation consultant, as described in further detail under “Compensation Committee” above, to advise the committee in connection with its oversight of our compensation program for 2013.
Determination of Competitive Compensation
As part of our annual process for assessing the competitiveness of executive compensation, we compare the compensation of our executives to survey data. For 2013, we used the following data sources:

•	2012 Culpepper Executive Survey, covering companies in Telecommunications, Software, and Internet Services, where we focused on companies with an annual revenue size of $500 million to $2.5 billion.

•	2012 Radford Global Technology Survey, covering companies in Communications, Internet and Software, where we focused on companies with an annual revenue size of $600 million to $3.0 billion.

•	2012 Equilar Top 25 Survey, covering companies in Technology, where we focused on companies with an annual revenue size of $600 million to $2.5 billion.
Because the compensation committee was seeking survey data covering a broad range of companies meeting the criteria set forth above, the compensation committee did not focus on the individual companies included in the survey data. We refer to the data sources described above as the “market sample.”

We placed equal weight on each survey source. We believe that telecommunications, communications, software, internet companies, and technology companies in general with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent.
For total cash compensation, which is base salary and the target amount of annual cash bonus, we targeted the 50th percentile, but contemplated payments of up to the 75th percentile contingent on the achievement of strong performance. We also targeted the same 50th to 75th percentile range for total direct compensation, which is base salary, the target amount of annual bonus, and stock-based grants. We believe these target levels were appropriate because we wanted the flexibility to reward company and individual performance that met or exceeded our performance goals. In evaluating the initial compensation for Mr. Pearson, applicable data from the market sample with respect to new chief financial officer hires was also considered.
A significant portion of our compensation is performance-based. Therefore, actual cash compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly.
Employment Arrangements with our Named Executive Officers
On April 7, 2014, we announced that Marc P. Lefar had shared his intention to retire from the Company upon completion of a process to select a successor. Mr. Lefar has agreed to continue to serve as our Chief Executive Officer through an orderly leadership transition, which is expected to conclude by December 31, 2014. To facilitate the transition, on April 3, 2014, we and Mr. Lefar entered into an amendment and restatement of Mr. Lefar's existing employment agreement to extend the term of Mr. Lefar's employment through December 31, 2014, unless ended earlier by either party or extended by mutual agreement. Mr. Lefar's 2013 compensation was governed in part by the terms of the employment agreement he signed in 2008, as amended in 2009, which, together with the amended and restated agreement, is described in detail below under “Potential Post-Employment Payments - Employment and Related Agreements.”
Mr. Pearson's 2013 compensation was governed in part by the terms of the employment agreement he signed in 2013, which is described in detail below under “Potential Post-Employment Payments - Employment and Related Agreements.”
Mr. Rogers' 2013 compensation was governed in part by the terms of the letter agreement he signed in 2009, which as amended is described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.”
Ms. Goodstein's 2013 compensation was governed principally by the terms of the offer letter she signed with us in 2012 upon joining Vonage as Chief Marketing Officer, which is described in detail below under “Potential Post-Employment Payments - Employment and Related Agreements.”
Compensation of our President, Vonage Business Solutions
Mr. Kellum joined Vonage as President, Vonage Business Solutions, when we acquired Vocalocity in November 2013. His compensation is governed by an offer letter executed on October 9, 2013. In connection with his employment, Mr. Kellum was granted restricted stock units (with a target valuation of $3 million) vesting from 2015 to 2016 with time-based and performance-based vesting requirements. Mr. Kellum's award is divided into three tranches. The following chart shows the weighting of each tranche and the applicable performance goal.

Tranche	Performance Metric	Time Vesting
Tranche 1 (25%)	2014 Vonage Business Solutions Revenue	The date in 2015 on which the Audit Committee approves the Company's audited financial statements
Tranche 2 (45%)	2015 Vonage Business Solutions Revenue	December 31, 2015
Tranche 3 (30%)	2016 Vonage Business Solutions Revenue	December 31, 2016
“Vonage Business Solutions Total Revenue” means total revenue received by the Company in respect of the Vonage Business Solutions business, including, for the avoidance of doubt, the federal program fee incurred by the Company and its Subsidiaries in respect of the Vonage Business Solutions business as a service provider to the Universal Service Fund.  To the extent accounting practices change (e.g., exclusion of USF in reported revenue or changes in treatment of equipment sales) actual attainment will be calculated applying accounting practices in place as of the date of the award.
Holding Period. Mr. Kellum also agreed to restrictions in the form of a holding period of up to two years on the transfer of his Vonage common stock received in the acquisition of Vocalocity. At the end of those restrictions Mr. Kellum will be eligible for an additional restricted stock unit grant with a value equal to ten percent (10%) of the value (determined as of the closing date of the acquisition of Vocalocity) of the shares subject to the holding period.
Additional provisions of Mr. Kellum's offer letter are described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.”

Compensation of our Former Chief Financial Officer
Barry Rowan served as our Chief Financial Officer from March 2010 until February 2013, when he ceased serving in that capacity to pursue a venture outside of the telecommunications industry. The total 2013 compensation listed for Mr. Rowan in the Summary Compensation Table, as calculated under applicable rules, was $48,410. We did not make any payments to Mr. Rowan upon the termination of his employment with us. In light of his agreement to remain with the Company through the filing of our annual report for the fiscal year ended December 31, 2012, we did agree to extend the period in which Mr. Rowan could exercise his vested options after termination through February 14, 2014.
Salaries
The salaries of three of our named executive officers were increased in March 2013 after a review of the competitive guidelines described above and our performance in 2012 as follows:

Name	2013 Salary	2012 Salary
Marc P. Lefar	$975,000	$950,000
David T. Pearson	$475,000	-
Donald Wainright Kellum	$325,000	-
Kurt M. Rogers	$440,000	$425,000
Barbara Goodstein	$435,000	$425,000
Messrs. Pearson and Kellum's salaries were fixed in accordance with the terms of their employment arrangements with us and began upon the consummation of their employment in May 2013 and November 2013, respectively.

Annual Cash Bonuses
When determining the annual cash bonuses of our executive officers, the compensation committee takes into account achievement of objective performance criteria. The compensation committee may also consider discretionary factors relating to the executive's individual performance. For 2013, the target bonus opportunity percentages for the participating named executive officers were as follows:

Name	Target Percentage of Base Salary
Marc P. Lefar	150%
David T. Pearson	100%	(1)
Kurt M. Rogers	75%
Barbara Goodstein	75%
(1) Mr. Pearson's annual cash bonus payout for 2013 was set by the terms of the employment agreement he signed with us in 2013 upon joining Vonage as Chief Financial Officer. For 2013, Mr. Pearson was eligible for an annual cash bonus equal to the greater of (a) his target bonus of 100% of his base salary or (b) his annual cash bonus payout as calculated under the Company's annual bonus program prorated for the number of full months worked in 2013. Pursuant to this arrangement, Mr. Pearson received 100% of his target bonus for 2013.

There were four base metrics applicable to all participants in the 2013 bonus program: Core Business Service Revenue, Growth Service Revenue, Adjusted EBITDA, and Churn. Certain of our employees, including Ms. Goodstein, were subject to a fifth metric, with the weighting for the four base metrics correspondingly reduced. For those employees, the fifth metric measured performance specific to the employee's functional area of responsibility. For Mr. Lefar, as our chief executive officer, a portion of his bonus was based upon all five additional metrics specific to functional areas. The metrics utilized under our 2013 bonus program and the weighting of those measures for our named executive officers, as approved by the compensation committee, were as follows:

Base Metrics

Base Metrics	Weighting
Core Business Service Revenue	35% of target bonus; 30% for Mr. Lefar and Ms. Goodstein
Growth Service Revenue	10% of target bonus
Adjusted EBITDA	35% of target bonus; 30% for Mr. Lefar and Ms. Goodstein
Churn	20% of target bonus; 15% for Mr. Lefar and Ms. Goodstein

•
Core Business Service Revenue is monthly subscription fees we charge our customers under our service in the United States and Canada plans plus usage and ancillary charges, excluding Federal Universal Service Fund fees and activation fees. We use Core Business Service Revenue because it provides an indicator of our success growing our core business and managing pricing, promotions, and customer credit policies and moving users to higher priced services that are regarded as strategically important. We exclude Federal Universal Service Fund fees from this measure because they represent a portion of our revenue that is not within the control of management and such fees are completely passed through to customers. We discontinued charging activation fees in 2010. Accordingly, we also exclude activation fees, which represent deferred fees that we recognize for accounting purposes from prior years.

•	Growth Service Revenue is revenue derived from our mobile and international business opportunities, excluding Federal Universal Service Fund fees and activation fees.

•
Adjusted EBITDA is income (loss) from operations determined in accordance with U.S. generally accepted accounting principles excluding depreciation and amortization and share-based expense. Adjusted EBITDA is an important performance measure because it is a “bottom line” indicator of our long-term viability, and our operational performance. We believe it is appropriate to include a measure that excludes depreciation, amortization, and non-cash stock compensation expense because they represent non-cash charges that do not reflect on management's performance.

•
Churn relates to the average monthly percentage of customers that terminate service. We calculate churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two. We use churn because it addresses our success in retaining subscribers. Reducing churn may have a significant positive impact on revenue and profitability.
Functional Metrics
With respect to officers and bonus-eligible employees in certain functional groups, 15% of the target bonus was based upon an additional metric specific to the function. For Ms. Goodstein, 15% of her target bonus in 2013 was based upon a Marketing Efficiency metric. For Mr. Lefar, 15% of his target bonus in 2013 was based upon an equal weighting of all of the functional metrics. The functional metrics were as follows:

Functional Area	Metric
Vonage Mobile	Revenue and EBITDA - measured for Vonage Mobile only, reflecting our focus on the performance of this growth initiative.
International Markets	Revenue and EBITDA - measured for international markets only, reflecting our focus on the performance of this growth initiative.
Marketing
Marketing Efficiency - reflecting the ratio between marketing controlled costs and annualized revenue from new accounts. We use Marketing Efficiency because it is an effective measure of how efficiently we spend funds to acquire new customers.

Network Operations and Information Technology
Enterprise System Availability and Call Processing Availability - measures the percentage of time during the year that enterprise systems and call processing systems are available. We use these metrics because our technology systems are a core function of our business and enable our customers to use and subscribe to our products and services and allow our customer care team to effectively support our customers.

Carrier Operations
Cost of telephony services per line (“COTS”) - a blend of per-minute termination rates, including domestic and international calls, plus a component for non-termination COTS costs. We use COTS because it is a major driver of our cost structure and reductions in COTS may have a significant impact on adjusted EBITDA and profitability.

With respect to the base metrics, in 2013 we separated our core and growth service revenue metrics in order to reflect our focus on our growth initiatives in 2013.
For each metric, there is a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric, and an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric. Reflecting the Company's focus on growing revenues, no payments above 85% of the target bonus would be made unless the target level of performance under the Core Business Service Revenue metric was met. If the target levels of performance for all four metrics were met, the payments would equal 130% of the weighted target bonus for each metric with additional payments up to a maximum of 175% for each metric achievable based on the amount the metric exceeded target performance. In the event that outstanding levels of performance were attained for all four metrics, the payment would equal 225% of an individual's target bonus.
The following table shows the performance levels upon which minimum, target, and maximum bonuses would be paid and the actual 2013 performance.

	2013
Performance Measure	Minimum	Target	Maximum	Performance	Percentage of Target Award for the Metric
Core Business Service Revenue	$720,000	$747,000	$760,000	$732,000	71%
Growth Service Revenue	$12,000	$18,000	$27,000	$15,000	78%
Adjusted EBITDA	$100,000	$110,000	$135,000	$110,000	100%
Churn	2.7%	2.5%	2.3%	2.5%	100%
Total Bonus Payout					85%
* Amounts in thousands.

2013 Core Business Service Revenue performance targets were lower than 2012 performance due to two factors. First, the compensation committee took into account the continuing decline in domestic premium home phone markets and the impact of expected revenue from these markets. Second, for purposes of the annual cash bonus plan, the committee separated Core Business Service Revenue and Growth Service Revenue in order to reflect our focus on growing revenues related to our strategic initiatives. 2013 Adjusted EBITDA performance targets were set lower than 2012 performance to reflect the Company's decision to invest more heavily in our strategic initiatives during 2013.
The annual cash bonus awards are calculated for each executive by (1) multiplying the percentage of the target award earned for each metric by the weighting applicable to the executive for the metric and (2) further multiplying this amount by the executive's target bonus.  Based on the actual performance for the four core metrics, the annual cash bonus payout to our NEOs would have been 88%.  The final payout amount for all of our NEOs under our annual cash bonus plan was capped at 85% because we did not meet our target Core Business Service Revenue.  Based on actual performance, including the functional metrics, the annual cash bonus payout would have been 90% for Mr. Lefar and 75% for Ms. Goodstein.  Based on its consideration of the functional metrics and circumstances which led to their attainment, and the overall 85% cap on target payout, the compensation committee approved payments to each of our NEOs limited to the capped 85% payout, leading to the following annual bonus payments to the named executive officers:
Annual Cash Bonus Payouts 2013

Name	2013 Bonus Award	2013 Award as Percentage of Target Bonus
Marc P. Lefar	$1,235,769	85%
David Pearson (1)	$475,000	100%
Kurt M. Rogers	$278,232	85%
Barbara Goodstein	$275,731	85%
(1) Mr. Pearson's annual cash bonus payout for 2013 was set by the terms of the offer letter he signed with us in 2013 upon joining Vonage as Chief Financial Officer. Pursuant to his employment agreement, Mr. Pearson received 100% of his target bonus for 2013. This amount appears in the "Bonus" column of the Summary Compensation Table.

These payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Following performance reviews in February 2014, our Chief Executive Officer recommended an additional bonus amount of $75,000 for Mr. Rogers based upon individual performance and accomplishments, which was subsequently approved by the compensation committee. In approving the additional bonus award to Mr. Rogers, the compensation committee considered his leadership role in the acquisition of Vocalocity, management of litigation and licensing matters, as well as the continued implementation and management of our intellectual property strategy, including the significant growth in our patent application filings over prior years. In addition, our Board approved an additional bonus amount of $150,000 for Mr. Lefar based upon individual performance and accomplishments, including his leadership role in the acquisition of Vocalocity. These adjustments are reflected in the “Bonus” column of the Summary Compensation Table.

Name	2013 Discretionary Bonus Award
Marc P. Lefar	$150,000
Kurt M. Rogers	$75,000
Long-Term Incentives
Annual Stock Option and RSU Grants: In 2013, the compensation committee approved stock option and time-based restricted stock unit grants to our executive officers based on 2012 corporate performance, competitive data for the market sample, the level of the individual's responsibility, and individual contributions to Vonage. The compensation committee also considered the recommendations of our Chief Executive Officer for the other executive officers then employed by us. The named executive officers identified below received the following equity awards in April 2013 (except as noted):

Name	Number of Shares Underlying Stock Options	Number of Restricted Stock Units
Marc P. Lefar	1,027,960	260,416
David Pearson	2,000,000	—
Donald Wainright Kellum (1)	—	937,500
Kurt M. Rogers	359,786	91,145
Barbara Goodstein	308,388	78,125
(1) Represents Mr. Kellum's sign-on equity grant; see "Compensation of our President, Vonage Business Solutions" above.
As an inducement for Mr. Pearson to join us, under the terms of his employment agreement with us, we made an option grant to Mr. Pearson covering 2,000,000 shares in May 2013. These shares are included in the table above. As noted above, Mr. Kellum's award was made on December 2, 2013 in connection with the consummation of his employment with us. These stock options and RSUs vest in equal annual installments over a four-year period, except for the grant to Mr. Kellum, which vests as discussed above.
On February 19, 2013, we entered into a Stock Option Cancellation Agreement with Mr. Lefar. Pursuant to the agreement, Mr. Lefar cancelled his existing pre-arranged stock trading plan adopted on August 22, 2012 in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Mr. Lefar also agreed to a one-year lock-up arrangement, under which, except under specified circumstances, he would not sell, pledge, or hedge any shares of our common stock without our prior written consent. The agreement helped to reduce the number of shares outstanding, and also to minimize the potential market impact of ongoing option exercises and sales.
Under the agreement, we cancelled vested, in-the-money options to purchase 4,500,000 shares of common stock, which had been previously awarded to Mr. Lefar, in exchange for a cash payment. The payment represented an amount equal to (i) the aggregate difference between the closing price of the common stock on the New York Stock Exchange on February 19, 2013 and the exercise price per share of each of the options, minus (ii) an amount equal to (X) $0.04 per share multiplied by (Y) that number of whole shares of common stock covered by the options in excess of that number of shares of common stock required to cover the aggregate exercise price of the options. The resulting proceeds to Mr. Lefar were $5,462,805. The payment to Mr. Lefar reflects a discount, in favor of Vonage, on the closing price of the common stock on the New York Stock Exchange on February 19, 2013. Given the Company's capital allocation goals, the potential impact of continued option exercises and sales, the lock-up provision of the agreement, and the discount negotiated in favor of the company, the compensation committee viewed the transaction as beneficial to the Company and stockholders.
Stock Ownership Guidelines for Executives
In December 2010, our board of directors adopted stock ownership guidelines requiring our named executive officers, and certain other covered executives, to maintain a minimum equity stake in the company. Our board of directors believes that these requirements help to ensure an alignment of executive interests with those of stockholder interests and promote a focus on long-term growth. The following table shows required stock ownership levels for our current named executive officers, which are measured on a quarterly basis:

Name	Stock Ownership Level
Marc P. Lefar	Lesser of 3.0x base salary or 1,200,000 shares
David T. Pearson	Lesser of 1.0x base salary or 170,000 shares
Donald Wainright Kellum	Lesser of 1.0x base salary or 100,000 shares
Kurt M. Rogers	Lesser of 1.0x base salary or 160,000 shares
Barbara Goodstein	Lesser of 1.0x base salary or 210,000 shares

Shares counted in the calculation to assess compliance with the guidelines include shares owned outright, including vested restricted stock units, and 75% of vested stock options (whether or not in-the-money). Each covered executive must retain 25% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. Executives may be exempted from the guidelines and/or the retention requirement due to financial hardship as determined by the compensation committee in its discretion. Although there is no required time period to achieve the guidelines, each of our named executive officers other than Mr. Pearson, who joined the company in May 2013, meets the guidelines.
Perquisites
We reimburse Mr. Lefar for travel expenses between our principal offices in Holmdel, New Jersey, our Atlanta, Georgia offices, the location of our business office for certain product management and development employees and where Mr. Lefar maintains his primary residence, and other business destinations. To the extent practicable, other employees of the company travel with Mr. Lefar. There is a maximum annual amount that may be used as reimbursement to Mr. Lefar for private air travel; this is calculated as the sum of the cost of a first-class fully refundable direct flight for such travel plus $600,000. This maximum annual amount includes business travel for which Mr. Lefar recognizes no taxable income. Under the terms of Mr. Lefar's employment agreement, we also provide Mr. Lefar with a housing allowance to cover housing near our principal offices. In addition, we made an additional payment to relieve him of any tax liability related to the travel and expense reimbursements, as well as taxes in respect of the additional payment. We also pay the employee portion of premiums for medical, dental, and vision coverage for Mr. Lefar. These perquisites were the result of extensive negotiations, on an arms-length basis, with Mr. Lefar at the time he joined us in July 2008. At that time, a CEO search committee determined that Mr. Lefar was a uniquely well-qualified executive for Vonage, based on his tenure as Chief Marketing Officer for Cingular Wireless, as a marketing executive for Cable and Wireless Global and in senior leadership roles at Verizon Wireless and GTE Wireless, as well as his experience during nine years at Procter & Gamble. The CEO search committee believed that Mr. Lefar would provide the level of leadership and experience that was necessary to address the challenges facing our company, including increasing competition and the need to refinance our then outstanding convertible notes by December 2008. Moreover, the CEO search committee recognized that, in accepting employment with us, Mr. Lefar was relinquishing his consulting business. Based on the foregoing considerations, to secure the services of Mr. Lefar our compensation committee and our board of directors approved Mr. Lefar's employment agreement, including these perquisites. These perquisites are taken into account by our board of directors in establishing Mr. Lefar's overall level of compensation. See also the Summary Compensation Table and “Potential Post-Employment Payments - Employment and Related Agreements” below for additional information.

Our other named executive officers also negotiated for perquisites when hired. We agreed to reimburse Mr. Rogers for lodging accommodations near our principal offices and make an additional payment to relieve him of any related tax liability. Our incremental costs for the perquisites described above are shown in note 5 to the Summary Compensation Table.
We also maintain a 401(k) savings plan, which is a tax-qualified defined contribution plan available to all of our employees. Messrs. Lefar and Rogers, and Ms. Goodstein participated in the plan in 2013. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of $17,000 of his or her annual compensation. In 2013, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a maximum contribution of $6,000. The matching contributions vest after three years following the date of employment. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $255,000 in 2013). Our matching contributions for the named executive officers are shown in note 5 to the Summary Compensation Table. We do not provide any supplemental retirement benefits.
Equity Grant Practices
We do not backdate grants of stock options, restricted stock units or restricted stock, nor do we time grants to coincide with the release of material non-public information about Vonage. For newly hired or promoted employees, stock options or restricted stock units are granted on the first trading day of the month immediately following the month in which the employee commences employment with us or the promotion is effective.
The compensation committee approves all grants of stock options and restricted stock units to executive officers and to other officers reporting directly to our Chief Executive Officer or our audit committee. The compensation committee delegated to our Chief Executive Officer and our Vice President of Human Resources or equivalent the ability to make equity grants (stock options or restricted stock units) aggregating up to 1,000,000 shares of common stock in any calendar year for new hires and promotions, in each case relating to employees at the Vice President level or below (in the case of the Chief Executive Officer) or the Senior Director level or below (in the case of the Vice President of Human Resources or equivalent). This delegated authority also is subject to limitations on individual awards, the highest of which provides for grants to a Vice President that may not exceed 125,000 shares in any calendar year. For new hire and promotion equity grants made pursuant to this authority, a restricted stock unit is deemed to be equivalent to 1.79 shares. In addition, the compensation committee delegated to our Chief Executive Officer the ability to make equity grants (stock options or restricted stock units) aggregating up to 200,000 shares of common stock in any calendar year to reward exceptional achievements, address retention issues and support incentive programs, in each case relating to employees at the Vice President level or below.
In February of each year, the compensation committee considers annual equity grants. The compensation committee's practice had been to approve these equity grants effective as of the first trading day in April. Beginning in 2014, the compensation committee's practice is to approve equity grants effective on the first trading day on or after March 15.
For special grants equity is granted on the first trading day of the month immediately following the month in which the equity is approved.
We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant.
Post-Employment Compensation
We have benefit plans, employment and letter agreements, and other arrangements for our named executive officers that provide special benefits upon certain types of termination events. The employment agreements and letter agreements provide financial security in the event the executive officer's employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control.

We believe that our change in control benefits provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. See “Potential Post-Employment Payments” for further information regarding change in control and termination benefits under the arrangements.
Section 162(m) and Other Tax Considerations
Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. We design our stock options so that they may be intended to preserve the deductibility of compensation paid to an executive through the exercise of stock options. While we may take actions in the future to preserve deductibility of other elements of compensation, we retain the flexibility to authorize compensation that may not be deductible if the compensation committee believes doing so is in the best interests of our company. While the compensation for Mr. Lefar exceeded the $1 million deduction limit in 2013, we determined that this result was appropriate, based on the considerations regarding his compensation discussed above.
Under Mr. Lefar's employment agreement, if Mr. Lefar becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment in connection with a change in control, we will make an additional payment to him. The additional payment to Mr. Lefar is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Lefar will retain the same amount as if no excise tax had been imposed. We believe that the payments relating to the excise tax were appropriate to preserve the intended benefits under the agreement, as well as the incentive for Mr. Lefar to enter into employment with us.

Clawback, Hedging and Pledging Policies
Incentive Compensation Recovery Policy
In February 2014, we adopted our Incentive Compensation Recovery Policy for incentive awards paid to executive officers. The policy is triggered in the event of a material restatement of the Company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs). If triggered, the compensation committee may seek to recoup the portion of incentive awards paid or awarded to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results to the extent permitted by applicable law. In the case of equity awards that vested based on the achievement of financial results that were subsequently modified, the compensation committee and Board may also seek to recover improper gains from the sale or disposition of vested equity awards.
Hedging and Pledging
In February 2014, we adopted revisions to our securities trading compliance policy which expanded our prohibitions against certain types of stock transactions. The policy now prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.
In addition, except in limited circumstances, no director or officer or employee may, directly or indirectly, pledge a significant amount of Vonage securities. The restrictions include the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default.

Consideration of Say-on-Pay Voting Results

We are pleased that our stockholders approved our Say-on-Pay vote at our 2011 annual meeting. We have adopted, based on stockholder preferences expressed at our 2011 annual meeting, triennial voting and the next Say-on-Pay vote is at this Annual Meeting of Stockholders in 2014. We and our board of directors and compensation committee are committed to reviewing the results of our Say-on-Pay votes. To the extent action is taken with respect to our compensation policies in response to those results, we will report those actions in future proxy statements. Based on its ongoing review of our compensation policies, no changes were made in response to the approval of our Say-on-Pay vote at our 2011 annual meeting. However, as detailed in this Compensation Discussion & Analysis, the Company and its compensation committee undertook a full review of our compensation programs leading into 2014. In light of the feedback provided by our stockholders, and Company and compensation committee review, for fiscal 2014, we have made several improvements to our compensation programs to further align the interests of our NEOs with our stockholders' interests.
* * * * * * * *

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Marc P. Lefar Chief Executive Officer	2013	$943,731	$150,000	$749,998	$2,206,984	$1,235,769	$817,111	$6,103,593
	2012	$944,231		$2,249,999	$2,214,568	$991,442	$836,849	$7,237,089
	2011	$925,000		$796,871	$2,355,642	$659,062	$862,387	$5,598,962

David T. Pearson (6) Chief Financial Officer and Treasurer	2013	$316,058	$475,000		$4,279,001		$8,484	$5,078,543

Donald Wainright Kellum (8) President of Vonage Business Solutions	2013	$40,625		$3,000,000		$—	$—	$3,040,625

Kurt M. Rogers Chief Legal Officer and Secretary	2013	$410,972	$75,000	$262,498	$772,444	$278,232	$58,106	$1,857,252
	2012	$416,923	$75,000	$181,249	$535,186	$175,108	$50,361	$1,433,827
	2011	$386,538	$100,000	$225,000	$665,120	$115,962	$51,317	$1,543,937

Barbara Goodstein (7) Chief Marketing Officer	2013	$398,023		$225,000	$662,095	$275,731	$6,000	$1,566,849
	2012	$204,327			$1,583,433	$153,245		$1,941,005

Barry Rowan (6) Former Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2013	$44,745					$3,665	$48,410
	2012	$482,692		$181,249	$535,186	$337,885	$30,349	$1,567,361
	2011	$469,230	$50,000	$384,997	$2,123,462	$234,615	$27,889	$3,290,193
 ________________

(1)
The following amount represents a bonus paid to such persons in connection with joining us: $475,000 of the amount for Mr. Pearson for 2013. All other amounts reported represent discretionary cash bonuses earned during 2011, 2012, and 2013, as applicable. The bonuses earned in 2011, 2012, and 2013, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonuses for 2013.

(2)
Stock awards consist only of restricted stock units. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant and based upon, where applicable, the probable outcome of performance conditions. Refer to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the named executive officer receives. Actual gains, if any, on shares acquired upon vesting of units are dependent on other factors, including the unit holders' continued employment with us through the vesting period, the outcome of any applicable performance conditions, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(3)
The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC 718 for each named executive officer. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 13, 2014. See “Grants of Plan-Based Awards—2013” for further information including the exercise prices for awards made in 2013. Refer also to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the named executive officer receives. Actual gains, if any, on shares acquired on option exercises are dependent on other factors, including the option holder's continued employment with us through the option exercise period, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(4)
The amounts in this column represent total performance-based bonuses earned for services rendered during 2011, 2012, and 2013. These bonuses were based on our financial performance. The bonuses earned in 2011, 2012, and 2013, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonus for 2013.

(5)	The amounts in this column (grossed-up for any payments to reimburse for related taxes to the extent applicable) consist of the following:

Name	Year	401(k) Match	Insurance and Medical Premiums	Housing/ Relocation Expense/ Reimbursement	Travel Expense/ Reimbursement		Total
Marc P. Lefar	2013	$6,000	$21,988	$171,404	$617,719	*	$817,111
	2012	$6,000	$24,349	$145,792	$660,708	*	$836,849
	2011	$6,000	$21,889	$146,236	$688,262	*	$862,387
David Pearson	2013		$8,484				$8,484
Wain Kellum	2013						$—
Kurt M. Rogers	2013	$6,000		$52,106			$58,106
	2012			$50,361			$50,361
	2011			$51,317			$51,317
Barbara Goodstein	2013	$6,000					$6,000
	2012						$—
Barry Rowan Former Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2013		$3,665				$3,665
	2012	$6,000	$24,349				$30,349
	2011	$6,000	$21,889				$27,889
 ________________

*
Taxable income to Mr. Lefar relating to private travel was determined by using the Internal Revenue Service Standard Industry Fare Level tables, which is less than the amount listed in the table. To the extent practicable, other employees who spend time in our Atlanta, Georgia offices travel with Mr. Lefar; however, there is no additional incremental cost to us.

(6)
Mr. Pearson began serving as our Chief Financial Officer and Treasurer in May 2013. Mr. Rowan served as our Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer from March 2010 to February 2013.

(7)	Ms. Goodstein began serving as our Chief Marketing Officer in July 2012.

(8)	Mr. Kellum began serving as our President, Vonage Business Solutions is November 2013.
The percentage of the “Total” column represented by each named executive officer's salary for each year is as follows:

Name	2013 Salary as a % of Total Compensation	2012 Salary as a % of Total Compensation	2011 Salary as a % of Total Compensation
Marc P. Lefar	15.5%	13.1%	16.5%
David Pearson	6.2%	n/a	n/a
Wain Kellum	1.3%	n/a	n/a
Kurt M. Rogers	22.1%	29.1%	25.1%
Barbara Goodstein	25.4%	10.5%	n/a
Barry Rowan	92.4%	30.8%	14.3%

Grants of Plan-Based Awards—2013

Name	Grant Date	Date of Corporate Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Minimum Threshold	Target	Maximum	Threshold	Target	Maximum
Marc P. Lefar	4/1/2013	2/7/2013								1,027,960	$2.88	$2,206,984
	4/1/2013	2/7/2013							260,416			$749,998
	2/7/2013		$731,250	$1,462,500	$2,559,375
David T. Pearson	5/3/2013									2,000,000	$2.87	$4,279,001

Donald Wainright Kellum	12/2/2013						937,500 (6)					$3,000,000

Kurt M. Rogers	4/1/2013	2/6/2013								359,786	$2.88	$772,444
	4/1/2013	2/6/2013							91,145			$262,498
	2/6/2013		$165,000	$330,000	$577,500
Barbara Goodstein	4/1/2013	2/6/2013								308,388	$2.88	$662,095
	4/1/2013	2/6/2013							78,125			$225,000
	2/6/2013		$163,125	$326,250	$570,938

(1)
As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to financial performance measures, which are Core Business Service Revenue weighted at 35% (30% for executives with an additional metric for their functional group), Growth Service Revenue weighted at 10%, adjusted EBITDA weighted at 35% (30% for executives with an additional metric for their functional group) and churn weighted at 20% (15% for executives with an additional metric for their functional group). Ms. Goodstein was the only named executive officer with a fourth metric weighted at 15% (marketing efficiency). For Mr. Lefar, 15% of his target bonus was based upon an equal weighting of five additional functional metrics. The amount shown in the “Target” column represents a payout at the target bonus percentage for each named executive officer's 2013 base salary. For 2013, the target percentages were: 150% for Mr. Lefar; 75% for Mr. Rogers and 75% for Ms. Goodstein. Mr. Pearson was paid at 100% attainment of his target bonus in 2013. Mr. Kellum was not eligible to participate in the annual cash bonus plan for 2013 in accordance with his employment arrangement. The amount shown in the “Minimum Threshold” column represents the amount payable if only the minimum level of company performance was attained for each metric applicable to the executive, which is 50% of the target amount shown above. If performance did not meet the minimum level of performance for any metric, then no bonus would have been paid. The amount shown in the “Maximum” column represents the amount payable if the maximum level of company performance was attained for all metrics applicable to the executive, which is 175% of the target amount shown.

Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for additional information including the minimum threshold, target, and maximum level of performance for each performance measure, the calculation of the award payable based upon actual performance in 2013, the amount of the award and award as a percentage of the target award opportunity, and adjustments.
The annual cash bonus payments to our NEOs other than Mr. Pearson under our bonus plan for 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and include the portion attributable to discretionary adjustments. The annual cash bonus payment to Mr. Pearson for 2013 is reflected in the "Bonus" column of the Summary Compensation Table.

(2)
Amounts in this column represent restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 2, 2013. Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of vesting of our restricted stock units in certain circumstances, including upon a change in control.

(3)
Amounts in this column represent stock options granted under our 2006 Incentive Plan. The options for each of the named executive officers vest in four equal annual installments. Please see the section titled “Potential Post-

Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of vesting of our stock options in certain circumstances, including upon a change in control.

(4)	The amounts in this column represent the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
The value of a stock award or option award represents the grant-date fair value calculated in accordance with FASB ASC 718. Stock awards consist only of restricted stock units. Actual gains, if any, on shares acquired upon vesting of restricted stock units or option exercises are dependent on other factors, including the holder's continued employment with us through the vesting period or option exercise period, the outcome of any performance conditions, the future performance of our common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved.

(6)
Please see the section titled “Compensation of our President, Vonage Business Solutions” in the Compensation Discussion and Analysis for additional information regarding this award. The award is reflected in the “Stock Awards” column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End—2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that not not vested
Marc P. Lefar	2,713,443		(3)	$1.42	7/29/2018
	1,000,000		(4)	$1.43	9/1/2019
	250,000		(5)	$1.29	12/1/2019
	500,000	500,000	(6)	$1.37	4/1/2020
	321,320	321,321	(7)	$4.65	4/1/2021
	324,675	974,026	(8)	$2.25	4/2/2022
		1,027,960	(9)	$2.88	4/1/2023
						85,685	(16)	$285,331
						250,000	(17)	$832,500
						408,163	(18)	$1,359,183
						260,416	(19)	$867,185
David T. Pearson		2,000,000	(22)	$2.87	5/3/2023
Donald Wainright Kellum									937,500	(21)	$3,121,875
Kurt M. Rogers	112,500		(10)	$0.44	8/3/2019
	219,952	73,318	(11)	$1.37	4/1/2020
	90,725	90,726	(12)	$4.65	4/1/2021
	78,463	235,389	(13)	$2.25	4/2/2022
		359,786	(14)	$2.88	4/1/2023
						13,685	(20)	$45,571
						24,194	(16)	$80,566
						60,417	(17)	$201,189
						91,145	(19)	$303,513
Barbara Goodstein	250,000	750,000	(15)	$2.11	9/4/2022
		308,388	(14)	$2.88	4/1/2023
						78,125	(19)	$260,156
 ______________

(1)	Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of our option and stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2013 of $3.33, as reported on the New York Stock Exchange.

(3)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of July 29, 2008.

(4)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of September 1, 2009.

(5)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of December 1, 2009.

(6)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of April 1, 2010.

(7)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of April 1, 2011.

(8)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of April 2, 2012.

(9)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of April 1, 2013.

(10)	The options vest in equal annual installments on the first through fourth anniversaries of August 3, 2009.

(11)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2010.

(12)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2011.

(13)	The options vest in equal annual installments on the first through fourth anniversaries of April 2, 2012.

(14)	The options vested in equal annual installments on the first through fourth anniversaries of April 1, 2013.

(15)	The options vest in equal annual installments on the first through fourth anniversaries of September 4, 2012.

(16)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2011.

(17)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 2, 2012.

(18)	The restricted stock units vest one-third on the first anniversary and two-third on the second anniversary of December 11, 2012.

(19)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2013.

(20)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2010.

(21)	The restricted stock units vest upon the satisfaction of certain performance criteria on the first, second and third anniversaries of December 31, 2013.

(22)	The options vested in equal annual installments on the first through fourth anniversaries of May 3, 2013.

Option Exercises and Stock Vested—2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc P. Lefar	5,236,557 (3)	$ 6,266,262 (3)	330,257	$1,022,024
David T. Pearson	—	$—	—	$—
Donald Wainright Kellum	—	$—	—	$—
Kurt M. Rogers	195,000	$447,867	45,920	$130,639
Barbara Goodstein	—	$—	—	$—
Barry Rowan	1,500,000	$1,893,930	—	$—
  ______________

(1)	Value realized upon exercise is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable exercise date.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable vesting date.

(3)
Includes the cancellation of in-the-money options to purchase 4,500,000 shares of common stock, which had been previously awarded to Mr. Lefar, in exchange for a cash payment of $5,462,805. The payment to Mr. Lefar reflects a discount, in favor of Vonage, on the closing price of the common stock on the New York Stock Exchange on February 19, 2013. See "Long-Term Incentives" in our Compensation Discussion & Analysis for additional detail.

Potential Post-Employment Payments
The following are descriptions of our employment arrangements with our named executive officers. The table following the description of our employment arrangements quantifies the potential payments and benefits to which the named executive officer would be entitled to under our arrangements with them for various scenarios involving a termination of employment or change-in-control. The amounts shown are estimated amounts that assume that the termination or change-in-control was effective as of December 31, 2013, and thus include amounts earned through such time. The actual amounts to be paid out can only be determined at the time of such executive's separation.
Employment and Related Agreements
Current Named Executive Officers
Marc P. Lefar
We are party to an agreement with Mr. Lefar providing for his employment, as Chief Executive Officer, that was initially entered into in July 2008 and amended in November 2009 and April 2014. As Chief Executive Officer, Mr. Lefar reports to our board of directors. All of our employees report to Mr. Lefar or one of his designees. On April 7, 2014, we announced that Mr. Lefar had shared his intention to retire from the Company upon completion of a process to select a successor. Mr. Lefar has agreed to continue to serve as our Chief Executive Officer through an orderly leadership transition, which is expected to conclude by December 31, 2014. The board has initiated a formal search for Mr. Lefar's successor, with Mr. Lefar's participation in the search process.
April 2014 Transitional Agreement. To facilitate the transition, on April 3, 2014, we and Mr. Lefar entered into an amendment and restatement of Mr. Lefar's existing employment agreement to extend the term of Mr. Lefar's employment through December 31, 2014, unless ended earlier by either party or extended by mutual agreement.

Under the employment agreement, in the event that Mr. Lefar's employment as Chief Executive Officer ends on or before December 31, 2014, he will generally be entitled to receive his existing annual base salary of $975,000 through December 31, 2014; his annual performance-based bonus for 2014, when determined and paid in 2015; the vesting of all previously-granted restricted stock units scheduled to vest through December 31, 2014; his existing perquisites through December 31, 2014; and certain post-employment benefits. Except in the event of a change in control, in which case all then outstanding stock options and restricted stock units shall vest, no other stock options or restricted stock units will vest under the amended and restated employment agreement. All vested options held by Mr. Lefar when he leaves the Company will remain exercisable for 360 days, but in no event after the tenth anniversary of the original grant date of such stock option. If Mr. Lefar's employment ends before December 31, 2014 as a result of his death or disability (as defined in the transitional agreement), he or his estate will be entitled to receive the benefits described above, except that if his employment ends prior to the applicable vesting date there will be accelerated vesting of only 50% of his restricted stock units scheduled to vest through December 31, 2014; and there will be no entitlement to certain of the post-employment benefits.
Mr. Lefar remains subject to his existing confidentiality, non-solicitation and non-hire restrictions. In addition, he entered into a new non-competition agreement applicable during his employment and for 12 months thereafter.
Consistent with his existing agreement, the transitional agreement provides that Mr. Lefar will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.
Mr. Lefar's entitlement to salary continuation through December 31, 2014 if his employment ends before that date, the 2014 annual bonus, vesting of his restricted stock units scheduled to vest through December 31, 2014 (if his employment ends prior to the vesting date) and post-employment benefits are subject to his execution of a general release of claims in favor of the Company when his employment ends.
Employment Agreement in Effect During 2013. The following are the terms of Mr. Lefar's employment agreement as in effect during 2013 and through April 3, 2014. Under his employment agreement, Mr. Lefar was entitled to receive an annual base salary of $975,000 subject to further review for increase not less often than annually by our compensation committee. Mr. Lefar was eligible to receive an annual performance-based bonus in accordance with our annual bonus program for senior executives. As required by the agreement, a review of Mr. Lefar's target annual bonus was conducted in February 2014 and the target annual bonus set at 150% for 2014. In addition, Mr. Lefar's employment agreement provides for certain perquisites as described under “Perquisites” above.
During 2013, if we had terminated Mr. Lefar's employment without cause or he had resigned with good reason or if Mr. Lefar had received notice of non-renewal of his employment agreement with us and, in each case, Mr. Lefar had provided us with a general release of claims, he would have been entitled to a prorated annual bonus for the year of termination, an amount equal to two times his base salary (one year in the event of non-renewal of Mr. Lefar's employment agreement), payment of medical, dental, and vision continuation coverage premiums for Mr. Lefar and his dependents under COBRA in excess of the amount he would have paid if he were an active employee for the COBRA continuation coverage period until he receives such coverage from another employer, and up to $50,000 of outplacement services. If Mr. Lefar's employment had terminated by reason of death or disability he would have been entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the projected net amount of any disability benefits received by Mr. Lefar under our group disability policy). For 2014, these terms have been superseded by those contained in the amended and restated employment agreement described above.
Consistent with the employment agreement, the option agreements governing stock option grants made to Mr. Lefar provide that upon a change of control, all outstanding unvested options granted to Mr. Lefar will become fully vested and exercisable immediately prior to such change of control. During 2013, upon termination of Mr. Lefar's employment without cause or by Mr. Lefar for good reason (in either case, other than in the context of a change of control), then for these options, an additional amount would have vested and become immediately exercisable equal to the number of options that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the option vesting date immediately prior to such termination and such termination date and (2) the denominator is 12. Upon a non-renewal of the employment agreement by us, Mr. Lefar would have vested pro rata in the next vesting tranche to the extent he continued to be employed by us beyond the expiration of the term of the employment agreement, such pro rata portion to be based on the full and fractional months that elapse from the day immediately after the expiration of such term through his termination of employment with us. The option agreements for options granted to Mr. Lefar prior to 2011 provide for the vesting of one-half of unvested shares covered by the options upon Mr. Lefar's death or disability and that outstanding options will remain exercisable for one year, or until the end of the term of the option, if earlier. The option agreement for Mr. Lefar's option grants in 2011 and after provide for the vesting of one-half of unvested shares covered by the options upon Mr. Lefar's death or disability and that outstanding options will remain exercisable until the end of the term of the option. Upon a termination of Mr. Lefar's employment by us without cause or for non-renewal, or by Mr. Lefar for good reason, all outstanding options granted to Mr. Lefar would have, to the extent vested, remained exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of Mr. Lefar's employment by Mr. Lefar without good reason, all vested outstanding options granted by us to Mr. Lefar would have remained exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier. For 2014, these terms have been superseded by those contained in the amended and restated employment agreement described above.
In addition, during 2013, the agreements governing restricted stock unit grants made to Mr. Lefar provided that upon a change of control, all outstanding restricted stock units granted to Mr. Lefar would have become fully vested upon such change of control. Upon termination of Mr. Lefar's employment without cause or by Mr. Lefar for good reason (in either case, other than in the context of a change of control), for the restricted stock units, an additional amount would have vested equal to the number of restricted stock units that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the vesting date immediately prior to such termination and such termination date and (2) the denominator is 12. Upon termination of Mr. Lefar's employment in the event of death or disability 50% of unvested stock options and restricted stock units covered by those agreements would have vested. For 2014, these terms have been superseded by those contained in the amended and restated employment agreement described above.
David T. Pearson
We and Mr. Pearson entered into an employment agreement at the commencement of his employment with us in May 2013. In the event Mr. Pearson's employment is terminated by the Company without cause or he resigns with good reason he is entitled to severance benefits equal to twelve months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve month period following termination of employment, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under the Company's bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates. These benefits are subject to forfeiture in the event of Mr. Pearson's non-compliance with his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the Company. If Mr. Pearson's employment is terminated due to his death or disability he or his estate is entitled to a pro rata portion of his annual bonus for the year of termination, if and to the extent the Company achieves its performance metrics for such year.
In connection with entering into the employment agreement, Mr. Pearson received a non-qualified stock option grant entitling him to purchase two million shares (2,000,000) of the Company's common stock. The stock options vest in four equal installments on the first through fourth anniversaries of the grant date, subject to Mr. Pearson's continued employment on such dates, except that all the options fully vest upon a change of control if

Mr. Pearson's employment is terminated by the Company without cause or he resigns with good reason, or due to his death or disability, on or prior to the first anniversary of the change of control. In addition, if Mr. Pearson's employment is terminated by the Company without cause or he resigns with good reason (other than on or prior to the first anniversary of a change of control), a pro rata portion of the options that would vest on the next scheduled vesting date, if any, shall also vest, with such amount to be determined based on the period from the last vesting date through the end of the calendar quarter in which the termination of employment occurred. If any payments, benefits or distributions to or for the benefit of Mr. Pearson would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, such payments will be reduced to the maximum amount (after reduction) that would not subject Mr. Pearson to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Pearson after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction. Mr. Pearson is subject to non-solicitation and non-hire restrictions under the employment agreement and non-competition restrictions under our confidentiality and innovations agreement, each of which shall be in effect during the employment period and for twelve (12) months thereafter.
Donald Wainright Kellum
We and Mr. Kellum entered into a letter agreement on October 9, 2013, with his employment commencing upon the closing of our acquisition of Vocalocity in November 2013. The letter agreement provides that in the event Mr. Kellum's employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to nine months of base salary payable by us during our regular payroll cycle over the nine month period following termination of employment such that the first payment shall be made on the sixtieth (60th) day after termination of employment. In addition, in the event Mr. Kellum's employment is terminated by us without cause or by him for good reason on or after December 31, 2014 and prior to the date in 2015 on which the Audit Committee of the Board approves the Company’s audited financial statements for 2014, certain performance-based RSUs granted to Mr. Kellum would fully vest and be settled on the sixtieth (60th) day following such termination. Mr. Kellum entered into our confidentiality and innovations agreement.
Kurt M. Rogers
We and Mr. Rogers entered into a letter agreement at the commencement of his employment with us (which was subsequently amended by Mr. Rogers and us in December 2010 and March 2012). The letter agreement, as amended, provides that in the event Mr. Rogers' employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to twelve months of base salary payable by us during our regular payroll cycle over the twelve month period following termination of employment and a pro-rated portion of his target bonus payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Rogers is also entitled to reimbursement of lodging accommodations when Mr. Rogers is working out of our headquarters. We also reimburse Mr. Rogers for any taxes in respect of the lodging accommodations. Mr. Rogers entered into our form of confidentiality and innovations agreement.
Barbara Goodstein
We and Ms. Goodstein entered into a letter agreement at the commencement of her employment with us. The letter agreement provides that in the event Ms. Goodstein's employment is terminated by us without cause or by her for good reason she is entitled to severance benefits equal to twelve months of base salary payable by us during our regular payroll cycle over the twelve month period following termination of employment, a pro-rated portion of her target bonus opportunity for the year of termination based on Vonage's actual performance for such year, payable at such time as annual bonuses for such year are normally paid to Vonage executives, and the continuation of coverage under the Company's medical, dental, and vision programs for twelve months or until she receives such coverage from another employer. Ms. Goodstein entered into our forms of confidentiality and innovations agreement and non-competition agreement.

Acceleration of Vesting of Stock Options and Restricted Stock Units – Ms. Goodstein and Messrs. Pearson and Rogers
The option and restricted stock unit agreements for Ms. Goodstein, and Messrs. Pearson and Rogers provide for acceleration of vesting of (i) 100% of unvested stock options and restricted stock units covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control and (ii) 50% of unvested stock options and restricted stock units covered by those agreements in the event of death or disability.
Former Named Executive Officers
Barry L. Rowan
We entered into an employment agreement with Mr. Rowan that provided for Mr. Rowan's employment for an annual base salary set at $485,000 for 2012. Mr. Rowan was eligible for an annual cash bonus in accordance with our annual bonus program, with a target bonus of 100% of his base salary. Mr. Rowan also participated in our employee benefit plans on the same basis as available to other senior executives or in certain circumstances on the same basis as available to our Chief Executive Officer.
Mr. Rowan's employment was for an indefinite term subject to termination by him or by us upon 30 days' notice. In the event Mr. Rowan's employment was terminated without cause or he resigned with good reason, he would have been entitled to severance benefits equal to one year's base salary plus his target bonus amount for the year in which his employment terminates, payable over a 12 month period, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminated, payable when, as and if under our bonus program such bonus would otherwise be paid. Mr. Rowan provided notice of his resignation on December 5, 2012, which was effective as of February 14, 2013. Mr. Rowan was not entitled to any severance payments under his employment agreement.
In connection with his resignation effective February 14, 2013, Mr. Rowan forfeited all unvested stock options and restricted stock units. Vonage agreed to extend the period in which Mr. Rowan may exercise his vested options after termination to the first anniversary of his resignation date.
Mr. Rowan had entered into our forms of confidentiality and innovations agreement and non-competition agreement.

Potential Payments Upon Termination of Employment or Change-in-Control
The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2013, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Out- placement Services	Excise Tax Gross-up	Total Termination Benefits
Marc P. Lefar
Termination without cause or resignation for good reason	$1,950,000	$1,235,769	$1,757,158	$2,420,784	$21,988	$50,000		$7,435,699
Non-renewal of employment	$975,000	$1,235,769			$21,988	$50,000		$2,282,757
Termination upon death or disability	$975,000	$1,235,769	$1,247,265	$1,672,100				$5,130,134
Termination without cause or resignation for good reason following a change in control	$1,950,000	$1,235,769	$2,494,530	$3,344,199	$21,988	$50,000		$9,096,486
David T. Pearson
Termination without cause or resignation for good reason	$475,000	$475,000						$950,000
Termination upon death or disability		$475,000	$460,000					$935,000
Termination without cause or resignation for good reason or death or disability following a change in control	$475,000	$475,000	$920,000					$1,870,000
Donald Wainright Kellum
Termination without cause or resignation for good reason	$325,000	$195,000						$520,000
Termination without cause or resignation for good reason following a change in control	$325,000	$195,000						$520,000
Kurt M. Rogers
Termination without cause or resignation for good reason	$440,000	$330,000						$770,000
Termination upon death or disability			$279,914	$315,419				$595,333
Termination without cause or resignation for good reason following a change in control	$440,000	$330,000	$559,827	$630,839				$1,960,666
Barbara Goodstein
Termination without cause or resignation for good reason	$435,000	$326,250						$761,250
Termination upon death or disability			$526,887	$130,078				$656,965
Termination without cause or resignation for good reason following a change in control	$435,000	$326,250	$1,053,775	$260,156				$2,075,181
_____________

(1)
The payments relating to stock options represent the value of unvested stock options as of December 31, 2013 that would be accelerated upon a change in control or termination of employment, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2013 ($3.33) over the exercise price.

(2)
The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2013 calculated by multiplying the number of unvested shares by the closing price of our common stock on December 31, 2013 ($3.33).

DIRECTOR COMPENSATION
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.
Cash Compensation Paid to Board Members
Directors' annual retainer fees for 2013 were as follows:

• Chairman of the Board annual retainer (in lieu of board and committee meeting fees)*	$125,000
• Base annual retainer for all other non-employee directors*	$50,000
• Additional annual retainers*:
• Lead director and audit committee chairperson	$25,000
• Other audit committee members	$5,000
• Compensation committee chairperson and nominating and governance committee chairperson	$10,000
• Retainer for special committee (one-time upon appointment)	$5,000
* Pro-rated for actual service during the twelve-month period covered by the retainer.
Board and board committee meeting fees for 2013 for non-employee directors were as follows:
• Fees per in person board meeting attended (in person or telephonic participation)	$3,000
• Fees per in person standing board committee meeting (in person or telephonic participation):
• Audit committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and governance committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per in person special committee meeting (in person or telephonic participation)	$2,000
• Fees per telephonic meeting attended:
• Telephonic audit committee meetings to review quarterly and annual SEC filings	$2,000
• All other telephonic Board and Committee meetings (including Special Committee meetings)	$1,000
We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company. In addition, our board of directors has authority to make payments to directors performing services determined by our board of directors, upon recommendation of the nominating and governance committee, to be extraordinary services which significantly exceed customary and routine services performed by a director, in an amount determined by our board of directors to be appropriate compensation for the services performed. We also provide health, vision and dental benefits to our Chairman of the Board.

Equity-Based Grants to Board Members and Stock Ownership Guidelines for Directors
On the date they commence service on our board of directors, newly elected directors receive an option to purchase 150,000 shares of our common stock at an exercise price equal to the closing price of our common stock as reported on the New York Stock Exchange on the date of the grant. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control.
For 2013, on the first day of each quarter, non-employee directors of our company were awarded $28,750 of restricted stock (1.5x such share amount of restricted stock for Mr. Citron). The stock price used to calculate the number of shares of stock to be granted, all of which are fully vested, is the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In order to be eligible for grants, a non-employee director must have served on our board for the entire previous quarter.
Our board of directors has adopted stock ownership guidelines requiring our non-employee directors to maintain a minimum equity stake in the company. Our board of directors believes that these requirements help to ensure an alignment of director interests with those of stockholder interests and promote a focus on long-term growth. Non-employee directors must maintain a stock ownership level equal to the lesser of (i) three times our annual board retainer or (ii) 60,000 shares. Shares included in the calculation to assess compliance with the guidelines include shares owned outright and 75% of vested stock options (whether or not in-the-money). Each non-employee director must retain 25% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. All non-employee directors have met the guidelines other than Mr. Fisher, who joined our board of directors in January 2013 and Ms. Katz, who joined our Board of Directors in February 2014. Directors may be exempted from the guidelines and/or the retention ratio due to financial hardship as determined by the compensation committee in its discretion.

2013 Director Compensation
The following table summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation		Total
Jeffrey A. Citron	$125,000	$172,490		$21,988	(3)	$319,478
Morton David	$83,500	$114,994				$198,494
Stephen Fisher	$86,917	$57,497	$281,432			$425,846
Carolyn Katz (4)	$—	$—				$—
Michael A. Krupka	$100,000	$114,994				$214,994
Jeffrey J. Misner (5)	$94,500	$114,994				$209,494
David C. Nagel	$76,000	$114,994				$190,994
Joseph M. Redling (6)	$87,500	$114,994				$202,494
John J. Roberts	$108,000	$114,994				$222,994
Margaret M. Smyth	$84,000	$114,994				$198,994
Carl Sparks	$87,500	$114,994				$202,494
 ____________

(1)
Stock awards consist only of restricted stock. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant.

(2)
The amount shown does not reflect compensation actually received by the director. Instead, the amounts shown are the grant date fair value with respect to stock options, computed in accordance with FASB ASC 718. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 13, 2014. Actual gains, if any, on shares acquired upon option exercises are dependent on other factors, including the holder's continued board service through the option exercise period, the future performance of our common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved. For Mr. Fisher, the amounts shown include the grant date fair value of their his grant of options to purchase 150,000 shares of our common stock computed in accordance with FASB ASC 718.

(3)	This amount represents health, vision and dental benefits.

(4)	Ms. Katz became a director in January 2014.

(5)	Mr. Misner resigned from the board in February 2014.

(6)	Mr. Redling resigned from the board in December 2013.

As of December 31, 2013, each director held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Jeffrey A. Citron*	236,250
Morton David	170,537
Stephen Fisher	150,000
Carolyn Katz**	—
Michael A. Krupka	218,750
Jeffrey J. Misner***	211,250
David C. Nagel	230,000
Joseph M. Redling****	200,000
John J. Roberts	406,787
Carl Sparks	210,000
Margaret M. Smyth	150,000
* Represents options granted under our director compensation programs. Excludes 1,750,000 shares of common stock issuable upon exercise of stock options held by Mr. Citron, issued when he was an executive officer of the Company. See Stock Ownership Information below for more information regarding the equity ownership of our officers and directors.
** Ms. Katz became a director in January 2014.
*** Mr. Misner resigned from the board in February 2014.
**** Mr. Redling resigned from the board in December 2013.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	57,470,999	$2.72	19,451,717	(1)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	57,470,999	$2.72	19,451,717	(1)
 ________________

(1)
On March 11, 2008, the Board terminated Vonage's 2001 Stock Incentive Plan, effective as of March 6, 2008. All shares of our common stock that remained available for issuance under the 2001 Stock Incentive Plan as of the effective date of the plan's termination became available for issuance under the 2006 Incentive Plan. The termination of the 2001 Stock Incentive Plan did not affect any stock options or restricted stock awards previously granted under the 2001 Stock Incentive Plan. Since June 2013, when stockholders approved the amendment and restatement of our 2006 Incentive Plan to increase the maximum number of shares available for issuance, the maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan are 77,400,000. In addition, any shares underlying 2001 Stock Incentive Plan options that are canceled or expire without exercise will become available for issuance under the 2006 Incentive Plan, subject to the 77,400,000 maximum. Awards under the 2006 Incentive Plan may include restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance shares or other equity-based awards, as our board of directors or compensation committee may determine.

(2)	We have no equity compensation plans not approved by our stockholders.
STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of April 7, 2014 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2014 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.
This table assumes 212,500,992 shares of common stock outstanding as of April 7, 2014.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	36,014,416	16.8%
Wellington Management Company, LLP (2)	20,748,050	9.8%
BlackRock, Inc. (3)	12,690,103	6.0%
The Vanguard Group, Inc. (4)	11,375,730	5.4%
Directors, Director Nominees, and Named Executive Officers
Jeffrey A. Citron (1)	36,014,416	16.8%
Marc P. Lefar (5)	6,730,766	3.1%
David T. Pearson (6)	500,000	*
Barry L. Rowan (7)	—	*
Donald Wainright Kellum (8)	363,872	*
Kurt M. Rogers (9)	913,878	*
Barbara Goodstein (10)	246,628	*
Morton David (11)	521,400	*
Carolyn Katz (12)	—	*
Stephen Fisher (13)	74,946	*
Michael A. Krupka (14)	2,377,855	1.1%
David C. Nagel (15)	301,435	*
John J. Roberts (16)	489,263	*
Carl Sparks (17)	256,071	*
Margaret M. Smyth (18)	115,808	*

All directors and executive officers as a group (18 persons) (19)	50,212,247	22.3%

*	Less than one percent.

(1)
Includes (i) 7,247,700 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; (ii) 7,252,098 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; (iii) 178,959 shares of common stock owned by KEC Holdings; (iv) 2,000,000 shares held by a charitable organization for which Mr. Citron serves as a director; and (v) 1,986,250 shares of common stock issuable upon exercise of stock options. With respect to the shares held by the charitable organization, Mr. Citron disclaims beneficial ownership of such shares.

(2)
Based on an amendment to Schedule 13G filed on February 14, 2014 by Wellington Management Company, LLP disclosing shared voting power over 10,108,860 shares of common stock and shared power to dispose of or direct the disposition of 20,748,050 shares of common stock. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(3)
Based on a Schedule 13G filed on January 31, 2014 by Blackrock, Inc. disclosing sole voting power over 12,281,322 shares of common stock and sole power to dispose of or direct the disposition of 12,690,103 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(4)
Based on an amendment to Schedule 13G filed February 12, 2014 by The Vanguard Group, Inc. disclosing sole voting power over 223,620 shares of common stock, sole power to dispose of or direct the disposition of 11,163,110 shares of common stock and shared power to dispose of or direct the disposition of 212,620 shares of common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 6,543,042 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(6)	Includes 500,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(7)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(8)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(9)	Includes 857,437 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(10)	Includes 246,628 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(11)	Includes 170,537 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(12)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(13)	Includes 46,875 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(14)
Includes: (i) 2,001,647 shares as described below for entities associated with Bain Capital and (ii) 218,750 shares of common stock issuable upon exercise of stock options. Shares for entities associated with Bain Capital include (a) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P., whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”); (b) 247,371 shares owned by BCIP Associates III, LLC, whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI; (c) 6,642 shares owned by BCIP Associates III-B, LLC, whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI; Mr. Krupka is the sole managing member of BCVI. Mr. Krupka is (a) a limited partner of BCVP, (b) a member of BCI and BCVI, and (c) a general partner of BCIP Associates III. Mr. Krupka and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(15)	Includes 220,625 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(16)	Includes 406,787 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(17)	Includes 181,875 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(18)	Includes 65,625 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(19)	Includes 12,633,127 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2013, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.
In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

APPENDIX A
VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2013	2012	2011
Income from operations	$52,349	$64,610	$116,350
Depreciation and amortization	36,066	33,324	37,051
Loss from abandonment of software assets	—	25,262	—
Share-based expense	17,843	11,975	14,279
Acquisition related costs	2,768	—	—
Net loss attributable to noncontrolling interest	488	—	—
Adjusted EBITDA	$109,514	$135,171	$167,680
VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2013	2012	2011
Net income attributable to Vonage	$28,289	$36,627	$409,044
Loss from abandonment of software assets	—	25,262	—
Change in fair value of stock warrant	—	—	950
Amortization of acquisition - related intangibles	2,483	—	—
Acquisition related cost	2,768	—	—
Income taxes expense (benefit)	18,194	22,095	(322,704)
Loss on extinguishment of notes	—	—	11,806
Net income attributable to Vonage excluding adjustments	$51,734	$83,984	$99,096

VONAGE HOLDINGS CORP.
FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2013	2012
Net cash provided by operating activities	$88,243	$119,843
Less:
Capital expenditures	(9,889)	(13,763)
Acquisition and development of software assets	(12,291)	(12,987)
Free cash flow	$66,063	$93,093

VONAGE HOLDINGS CORP.
PO BOX 310
HOLMDEL, NJ 07733

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VG2014**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72523-P51169 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VONAGE HOLDINGS CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Marc P. Lefar
02) Carolyn Katz
03) John J. Roberts
04) Carl Sparks

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. To approve the Company's compensation of its named executive officers in an advisory vote.	☐	☐	☐

NOTE: To transact other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.vonage.com.

M72524-P51169

VONAGE HOLDINGS CORP.
Annual Meeting of Stockholders
May 29, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) revoking all prior proxies hereby appoint(s) Kurt Rogers, Randy Rutherford and Henry Pickens, or any of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VONAGE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on May 29, 2014, live via the Internet at www.virtualshareholdermeeting.com/VG2014 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side